Exhibit 10.42

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (the "Agreement") is made as of this 30th day of January 2012 (the "Effective Date") by and among Fusion Telecommunications International, Inc. ("Fusion"), a corporation organized under the laws  of the  State of Delaware; NBS Acquisition Corp. ("Newco" and together with Fusion sometimes collectively hereinafter referred to as "Purchasers"), a corporation to be fanned under the laws of the State of Delaware as a wholly-owned subsidiary of Fusion; Network Billing Systems, LLC ("NBS" or the company"), a limited liability company organized under the laws of the State of New Jersey; Jonathan Kaufman ("Kaufman"), a resident of the State of New Jersey; and Christiana Trust as trustee of the LK Trust ("LK"), a Delaware Trust. Fusion, Newco, NBS. Kaufman and LK are sometimes hereinafter referred to individually as a "Party" or collectively as the "Parties."

WHEREAS, NBS is a limited liability company organized and in good standing under the laws of the State of New Jersey; and

WHEREAS, Kaufman and LK (the "Members) own all of the issued and outstanding membership interests in NBS (the "Interests") in the proportions set forth on Schedule A hereto; and

WHEREAS, NBS is engaged in the business of providing telecommunications services (the "NBS Business"}, and, in connection therewith, utilizes certain assets of Interconnect Systems Group II, LLC ("ISG"}, a limited liability company organized under the laws of the State of New Jersey which is affiliated with NBS through common control (the NBS Business operated along with the assets of ISG being hereinafter collectively referred to as the "Business"); and

WHEREAS, ISG is engaged in the business of providing back office support for telecommunications services; and

WHEREAS, contemporaneous herewith, Purchasers are entering into an agreement (the "ISG Purchase Agreement") with ISG and its Members (collectively the "ISG Sellers") pursuant to which the Purchasers have agreed to purchase and the ISG Sellers have agreed to sell, the assets of ISG used in connection with the Business (the "ISG Assets"); and

WHEREAS, the total purchase price to be paid by Purchasers for the Interests of the Members and for the ISG Assets is twenty million dollars ($20,000,000): and

WHEREAS, the Members desire to sell the Interests to Newco and Newco desires to purchase the Interests from the Members upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, In consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1           Certain Definitions

As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

(a)    "Agreement" or  ''Purchase  Agreement"  shall  mean  this  Membership  Interest Purchase and Sale Agreement, including all Exhibits and Schedules hereto.

(b)    "Business" shall mean the business  engaged in by NBS in conjunction with the assets of ISG, including the customer base associated with the Business as of the Closing Date.

(c)    "Closing" shall mean the consummation of the transactions contemplated by this Agreement (the "Transactions").

(d)    "Closing  Date" shall mean the  date  on which  the  Closing  occurs  pursuant  to Section 2.5 of this Agreement.

(e)    "Contract" shall mean any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, ar other  agreement, obligation, commitment, arrangement or concession of any nature whatsoever, oral or written.

(f)     "Entity" shall mean an individual,  a partnership, a corporation, a limited liability company,  a  trust, an  unincorporated  organization,  an association,  a joint  venture, or  other similar entity.

(g)    "Fusion  Material Adverse Effect" shall mean a Material Adverse Effect on Purchasers or a Material Adverse Effect on the ability of Purchasers to perform their obligations under, and to consummate the transactions contemplated  by, this Agreement:  it being acknowledged  that any adverse effect of $50,000 or more on Purchasers shall in any event be deemed a Fusion Material Adverse Effect.

(h)    "GAAPK" shall mean accounting principles generally accepted in the United States of America as in effect from time to time.

(i)     "Governmental Entity'' shall mean any court, arbitrator, administrative or other governmental department, agency, commission, authority or Instrumentality, domestic or foreign.

(j)     "Indebtedness" shall mean, with respect  to any Entity,  (i) every liability of such Entity (excluding,  in the case of a  consolidating  Entity, Intercompany  accounts)  for borrowed money,  for reimbursement  of amounts drawn under letters  of credit, bankers'  acceptances or similar  facilities issued  for the  account  of such   Entity,  for  notes  issued  or assumed  as the deferred purchase price  of property or services (excluding  accounts payable), for debts  relating to a capitalized lease obligation, for all debt attributable to sale/leaseback  transactions of such Entity; and (ii) every liability of  others of the kind described in the preceding clause (i) that such  Entity has guaranteed or which Is otherwise a legal liability of  that Entity.

(k)    "Intellectual Property" shall mean all domestic or foreign rights in, to and concerning: (i) inventions and discoveries (whether patented, patentable or unpatentable and whether or not reduced to practice), including ideas, research and  techniques, technical designs, and specifications (written or otherwise), improvements, modifications, adaptations, and derivations there to, and patents, patent applications, inventor's certificates, and patent disclosures, together with divisions, continuations, continuations-in-part, revisions, reissuances and reexaminations thereof; (ii) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, trade dress, logos, symbols, trade names, assumed names, fictitious names, corporate names and other  indications or indicia of origin, including translations, adaptations, derivations, modifications, combinations and renewals thereof; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of data  or information), copyrights therein and thereto, moral rights, and rights equivalent thereto, including but not limited to, the rights of attribution, assignation and integrity; (iv) trade  secrets, confidential and/or proprietary information, including Ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, schematics, designs, discoveries, drawings, prototypes, specifications, hardware  configurations, customer and supplier lists, financial information, pricing and cost information, financial projections, and business and marketing methods plans and proposals;(v) computer software, including programs, applications, source and object code, data bases, data, models, algorithms, flowcharts, tables and documentation related to the foregoing; (vi) other similar tangible or intangible intellectual property or proprietary rights, information and technology and copies and tangible embodiments thereof (in whatever form or medium); (vii) all applications to register, registrations, restorations, reversions and renewals or extensions of the foregoing; (viii) Internet domain names; and (ix) all the goodwill associated with each of the foregoing and symbolized thereby;(x) URL's; (xi) toll free numbers; and (xii) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

(l)     "Legal   Proceeding"  shall   mean  any   private   or  governmental  action,  suit, complaint, arbitration, mediation, legal or administrative proceeding or investigation pending or threatened, whether prior to or post closing and whether or not a contingent liability, arising or accruing from actions or activities prior to the Closing Date.

(m)   "Lien" shall mean any security interest, mortgage, pledge, hypothecation, charge, claim, option, right   to acquire, adverse interest, assignment, deposit arrangement, encumbrance, restriction, lien (statutory or  other), or preference, priority or other security agreement or preferential arrangement of any kind or nature  whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

(n)    "Material Adverse Effect" shall mean with respect to an Entity(ies), any circumstance, change or effect  that is, or could reasonably be expected to be, materially adverse to the business, assets, liabilities, obligations, financial condition, results of operations or prospects of such Entity(ies) or which may adversely affect a  Party's realization of the intended economic benefits of consummating the Transactions; It being acknowledged that any adverse effect of $50,000 or more shall in any event be deemed a Material Adverse Effect.

(o)    "Business Material Adverse Effect" shall mean a Material Adverse Effect on the Business of NBS and ISG, taken as a whole, or a Material Adverse Effect on the ability of NBS and/or ISG to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the ISG Purchase Agreement, as the case may be.

(p)    "Purchase Price" shall mean the consideration payable to the Members pursuant to Section 2.2 hereof.

(q)    "Tax" or "Taxes" shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind {together with any and all interest. penalties, additions to tax and additional amounts imposed with respect thereto) Imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers' compensation or net worth, and taxes in the nature of excise, withholding, ad valorem, value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing.

(r)     "Tax Return" shall mean a report, return or other information required to be supplied to or flied with a Governmental Entity with respect to any Tax including an information return, claim for refund, amended Tax return or declaration of estimated Tax.

1.2   Terms Generally

The definitions set forth or referenced in Section 1.1, and elsewhere in the Agreement. shall apply equally to both the singular and plural forms of the terms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". To the "knowledge" of a person or Entity means the actual or constructive knowledge of such person or Entity, after due inquiry.

ARTICLE II
PURCHASE AND SALE

2.1   Agreement to Sell

At the Closing, and except as otherwise specifically provided in this Agreement, Newco will purchase from the Members and the Members will validly and effectively grant, sell, convey, assign, transfer and deliver to Newco, upon and subject to the terms and conditions of this Agreement, all of the Members' right, title and interest in and to the Interests, free and clear of all Liens, including tax Liens, and will assume only those liabilities of NBS set forth described in Section 2.3 (the "Liabilities").

2.2   Purchase Price and Payment

The purchase price ("Purchase Price") to be paid to the Members by Purchasers for the Members' Interests to be acquired at Closing shall be equal to the difference between twenty million dollars ($20,000,000) and the purchase price for the ISG Assets under the ISG Purchase Agreement (the MISG Purchase Price"), subject to the provisions of Sections 2.4 and 2.5, below; provided that the allocation of the Purchase Price does not have a material adverse impact on Purchaser's results of operations or liquidity. The Purchase Price shall consist of:

(a)    A payment, by wire transfer or certified check, in an amount equal to seventeen million seven hundred fifty  thousand dollars ($17,750,000), less  the ISG Purchase Price, payable to the Members at Closing in the proportion that the Members hold the Interests as set forth on Schedule A.

(b)    Shares of Fusion common stock ("Fusion Stock") having a value of one million two hundred fifty thousand dollars ($1,250,000), issuable to the Members in the proportion that the Members hold the Interests  as set forth on Schedule A. The number of shares of Fusion Stock shall be calculated and paid based upon the average closing price of the shares of Fusion Stock for fifteen (15) trading days immediately preceding the date of Closing.

(c)    A note  from  Fusion  to the  Members  (the "Members' Note"), payable  to  the Members in the proportion that the Members hold the Interests as set forth on Schedule A, in the amount of one million dollars ($1,000,000), payable in equal monthly Installments over a period  of  twenty  four (24) months  beginning  in  the third  (3rd)  month  following Closing  with interest at the rate of three percent (3%) per annum, calculated annually.

2.3           Liabilities

In connection  with Purchaser’s  acquisition of the Interests, Purchasers  shall assume only the following liabilities of NBS (the "Liabilities"):

(a)    All of the liabilities associated with the Business that were incurred in the normal course of the Business and pertain to any occurrence, action, inaction or transaction occurring prior to the Closing Date, to the extent that such liabilities are recorded or reserved against in the Audited Financial Statements (as hereinafter defined  in  Section 6.8), or if incurred subsequent to the date of such Audited Financial Statements, in the books and records of NBS provided to Purchasers for review, or otherwise disclosed in writing to Purchasers prior to Closing (the "Liabilities").

(b)    Ongoing liabilities identified on Schedule 2.3(b), as may be updated to and including the Closing Date, including, but not limited to, leases for office or equipment spaces, leases for equipment and software, Customer Agreements [as hereinafter defined, except that Customer Agreements evidenced by NBS' standard form of customer agreement need not be identified on Schedule 2.3(b)], Supplier Contracts (as hereinafter  defined),  Maintenance Contracts (as hereinafter defined) and employment and agent agreements, all to the extent the Business is In good standing and current in all respect pursuant to such leases or agreements. When   appropriate, liabilities shall be pro-rated as of Closing. Purchasers specifically acknowledge they will be  assuming the obligation to pay on-going agent commissions (exclusive of prepaid agent commission) as provided for in those agreements that are in good standing. To the extent that an updated  Schedule 2.3(b) is  delivered by Sellers and such updated schedule includes liabilities that were not incurred In the ordinary  course of the Business, at the election of Purchasers Sellers shall either cause such liability(ies) to be satisfied at or prior to Closing, or take such other actions as may be necessary so that neither Purchasers nor NBS has any obligation therefor following the Closing.

(c)    Notwithstanding the foregoing, there shall be excluded from the Liabilities any liabilities of NBS that arose prior to the Closing and were not incurred in the ordinary course of the Business, along with the liabilities identified and listed by the Parties in Schedule 2.3(c),all of which shall remain the responsibility of the Members. Such liabilities, if any, shall be referred to as the "Excluded liabilities." The Excluded Liabilities, which shall include accounts payable due to affiliates or the Members, shall be satisfied at or prior to Closing or otherwise modified such that neither NBS, the Business nor Purchasers shall have any obligation therefor following the Closing.

2.4    Hold Back and Escrow Account

Ten percent (10%) of the cash portion of the Purchase Price otherwise to be paid to the Members at Closing shall be withheld, in cash, at Closing and shall constitute a •hold back" (the "Hold Back") to be retained in escrow pursuant to the terms of an escrow agreement to be mutually agreed upon by the Purchasers and the Sellers, and entered Into on or prior to the Closing and shall be disbursed in accordance with the escrow agreement (a) to the Purchasers to offset (I) any damages to either or both of them caused by breaches of the representations, warranties and covenants made by any of the Sellers in this Purchase Agreement and/or any of the ISG Sellers under the ISG Purchase Agreement. and/or (ii) any liabilities of NBS or the Business not identified on Schedule 2.3(b) that (A) were not incurred in the normal course of the Business and pertain to any occurrence, action, inaction or transaction occurring prior to the Closing Date or (B) that were incurred in the normal course of the Business and pertain to any occurrence, action, inaction or transaction occurring prior to the Closing Date but were not recorded or reserved against on the Audited Financial Statements or in any other document or instrument furnished to the Purchasers by or on behalf of any of the Sellers in connection with this Agreement or any of the ISG Sellers under the ISG Purchase Agreement, or (b) to the Members in accordance with the escrow agreement to the extent not offset pursuant to clause

(a)    of this Section. Pursuant to the escrow agreement, one-half of the escrow Hold Back, less any amount offset pursuant to clause (a), above, shall be disbursed from escrow to the Members six months following the Closing Date and the balance of the Hold Back, less any amount offset pursuant to clause (a), above, shall be disbursed to the Members one year following the Closing Date.

2.5    Other Provisions of the Purchase and Sale

(a)    The Parties shall record as of the Closing and prepare a detailed schedule (the "AIR Schedule) showing each account comprising the total trade accounts receivable of NBS and ISG, including those accounts receivable that are no longer carried on the books and records of NBS or ISG but are still being pursued for collection (the •Business Receivables") and the total current liabilities of NBS and ISG, whether classified as "accounts payable," “accrued expenses" or otherwise on the books and records of NBS or ISG but exclusive of the Excluded Liabilities (the "Business Payables"). To the extent the Business Receivables exceed the Business Payables, the excess of the Business Receivables over the Business Payables (after excluding any litigation proceeds as described in Section 2.5(d) below) shall be paid to the Members, as their respective interests may appear; provided, however, that (i) the Closing Date calculation described above shall be made, and the AIR Schedule delivered, within fifteen (15) days following the Closing and (ii) only upon collection of Business Receivables in an amount sufficient to pay all of the Business Payables, shall the remaining Business Receivables collected by Purchasers be remitted to the Members. Such remittance shall be made on a monthly basis for a period of one (1) year from time of Closing, after which the Members shall no longer be entitled to receive Business Receivables collected by Purchasers. The Members shall have reasonable access to the books and records of NBS relating to the Business Receivables during the one year period in order to review and monitor its right to receive payments pursuant to this provision. Any Business Receivables received from customers after Closing shall be applied to the customer's oldest outstanding invoice. If for any reason the Business Payables exceed the Business Receivables, the excess of the Business Payables over the Business  Receivables shall be paid by the Members at or prior to the Closing or otherwise reflected as a post-Closing adjustment to the Purchase Price in favor of Purchasers.

(b)    NBS shall have a minimum of five hundred thousand dollars ($500,000) in cash on hand on the Closing Date for use as working capital. To the extent the cash on hand of NBS on the Closing Date exceeds this amount, the excess shall be reflected as an adjustment to the Purchase Price in favor of the Members at Closing.

(c)    Prepaid sales agent commissions in the amounts listed in Schedule 2.5(c), as may be updated to and including the Closing Date, shall be reimbursed to the Members, as their respective interests may appear, at such time and to the extent such commissions are earned by the respective sales agents and, therefore, become  due and otherwise payable to those sales agents had they not received the prepayment.

(d)    A litigation settlement, as further described in Schedule 2.5(d), which, if received by the Purchasers or NBS  following the Closing, shall be paid to the Members, as their respective interests may appear.

2.6    Closing

The Closing shall take place at 10:00 a.m. (Eastern Time) at the offices of Fusion, 420 Lexington Avenue, Suite 1718, New York, New York 10170, on the fifth business day following the date on which Fusion provides  NBS with written notice that the last of the conditions set forth in Article 8 is satisfied or, if permissible, waived In writing, or on such other date and at such other time or place as is mutually agreed by the Parties to this Agreement in writing.

2.7            Items to be Delivered at Closing

(a)    At  the  Closing,  and  subject  to  the  terms  and  conditions  contained  In  this Agreement, Sellers shall deliver to Purchasers the following:

(i)     The Interests, duly endorsed for transfer to Newco, or if uncertificated, an Assignment   of   Membership   Interests  in  form  and   substance   reasonably  satisfactory  to Purchasers.

(ii)   All, agreements,  Contracts, customer  prospect  lists, commitments,  leases, plans, bids, quotations, proposals, licenses, permits, authorizations, instruments, manuals and guidebooks,  price  books  and price  lists, customer  and  subscriber  lists, supplier  lists, sales records, files, correspondence, and other documents, books, records, papers, files and data belonging  to  NBS  and  used  in  the  operation  of  the  Business  (“Business Records").  The Business Records  shall be delivered in such form and media  (e.g., written, electromagnetic, digital,  etc.)  as  the   Business  Records  are  maintained   by  NBS  in  the  ordinary  course. Simultaneously  with  such  delivery,  all such steps  will be  taken  as may  be  required  to put Purchasers in actual possession and operating control of the Business.

(b)    At  the  Closing,  and  subject  to  the  terms  and  conditions  contained  in  this Agreement, Newco and Fusion shall deliver to the Members the following:

(i)     The cash portion of the Purchase Price, less the Hold Back;

(ii)    The Fusion Stock; and

(iii)   The Members' Note.

(c)    In addition, each of the Parties shall deliver such other and further documents as may be required pursuant to the terms of this Agreement to consummate the Transactions, including without limitation, the escrow agreement contemplated by Section 2.4, below, the Membership Interest Assignment Agreement contemplated by Section 2.7(a)(i), above, and the employment agreement with Kaufman contemplated by Section 6.5, below.

2.8            Assets Included.

The assets of NBS to be  acquired by Purchasers In  connection with Purchasers' acquisition of the Interests shall include the following scheduled items:

(a)    All items of personal property, including, but not limited to, office furniture, office equipment, office supplies, and other tangible personal property related to the administration of the Business as is, where is and as set forth on Schedule 2.8(a).

(b)    All items of switching equipment, networking equipment, and customer premise equipment as is, where is and as set forth on Schedule 2.8{b).

(c)    All items of computer equipment, related peripherals, and software licenses (as are assignable) related thereto as is, where is and as set forth on Schedule 2.8(c).

(d)    All rights under any written or oral Contract, lease, agreement, plan, instrument, registration, license, certificate of occupancy, other permit, certification, authorization or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization set forth on Schedule 2.8(d).

(e)    All licenses, permits, and authorizations (collectively, "Licenses and Permits"), subject to Fusion qualifying for all of said Licenses and Permits, listed on Schedule 2.8(e).

(f)     All Intellectual Property, as previously defined, whether registered or unregistered, and any applications therefor utilized by or in any way associated with the Business or the products and services offered by the Business, as set forth on Schedule 2.8(f).

(g)    All Business Records, Including without limitation all records, manuals and other documents relating to or used in connection with the Business. If there Is a claim made, the Company shall have the reasonable right of access to the Business Records post-closing for the period of the applicable statute of limitations.

(h)    The customer base and all customer information, files. records, data, plans and recorded knowledge, including customer records, customer contracts, customer lists and prospect lists forth on Schedule 2. (h), as may be updated to and including the Closing Date, as well as all customer agreements and contracts associated with the foregoing ("Customer Agreements''),except that customer agreements evidenced by NBS' standard form of customer agreement need not be identified on Schedule 2.8(h).

(i)     The supplier lists and contracts with suppliers set forth on Schedule 2.8(i) ("Supplier Contracts),as may be updated to and including the Closing Date.

(j)     The maintenance and service contracts ("Maintenance Contracts) as are assignable, set forth in Schedule 2.8(j). (k) All other assets of the NBS Business that are related to the day-to-day operation of the Business, except for those excluded under Section 2.3.

ARTICLE Ill
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each of the Members, severally and not jointly, represents and warrants to each of the Purchasers as follows:

3.1           Information About Member

Member is an "accredited investor," as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933,as amended (the ·Securities Act"), Is experienced in investments and business matters, has made investments of a speculative nature and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable it to utilize the Information made available by Purchasers to evaluate the merits and risks of and to make an informed investment decision with respect to this Agreement and the Member's acquisition of the Fusion Stock, which represents a speculative investment. Member is able to bear the risk of such investment for an indefinite period and has no current need for liquidity of its investment in the Fusion Stock.

3.2           Investment Intent

Member understands that the Fusion Stock has not been registered under the Securities Act, and may not be sold, assigned, pledged, transferred or otherwise disposed of unless the Fusion Stock is registered under the Securities Act or an exemption from registration, including under Rule 144, is available. Except as provided  elsewhere herein, Member understands that Fusion has not undertaken to register the Fusion Stock. Member represents and warrants that it is acquiring the Fusion Stock for its own account, for investment, and not with a view to the sale or distribution of the Fusion Stock except in compliance with the Securities Act and other applicable laws. Each certificate representing shares of Fusion Stock will bear the following or substantially similar legend thereon:

"The shares represented by this certificate have not been registered under the Securities Act of 1933, as  amended or any state securities laws. The shares have been acquired for Investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under such Act unless, in the  opinion of counsel satisfactory to the issuer, registration is not required under such Act or any applicable state securities laws:

3.3           Ownership of Interests

Member is the sole record and beneficial owner of the Interests attributed to Member on Schedule A, all of which are owned free and clear of all Liens, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating Member to sell or transfer to any person other than Purchasers any or all of the Interests owned by Member, or any interest therein. Upon consummation of  the Transactions, Newco will acquire good  and marketable title to Member's Interests, free and clear of all Liens.

3.4           Authority, No Third Party Consents

Member has the full power and authority to enter into this Agreement and the Transactions and to carry out its obligations hereunder and thereunder. This Agreement has been duly executed by Member and constitutes the valid and binding obligation of Member, enforceable against Member in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the Indemnification provisions contained herein may be limited by applicable federal or state securities laws.

3.5           No Approvals or Notices Required; No Conflict  with Instruments

The execution, delivery and performance of this Agreement and the Transactions by Member will not contravene or violate (a) any existing law, rule or regulation to which Member is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Member, or (c) the organization documents of  Member if  it is  an Entity; nor  will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Member is a party or by which Member is otherwise bound. No authorization, approval or consent, and no registration or filing with, any governmental or  regulatory official, body or authority Is required in connection with the execution, delivery and performance of this Agreement by Member.

3.6          Access to Information

Member has been advised that Fusion files quarterly, annual and current reports with the Securities and Exchange Commission ("SEC") and that copies of such reports, including the SEC Reports (as hereinafter defined), may be examined at the web site of the SEC at www.sec.gov. In addition, Member has been advised that at any time prior to Closing, Member shall have the opportunity to ask questions of and receive answers from Fusion's officers and directors necessary to evaluate Fusion and the issuance of the Fusion Stock hereunder, and to receive such additional information as Member may request for such purposes as Fusion can obtain without unreasonable effort or expense.

3.7           Representations and Warranties of Sellers

The representations and warranties of Sellers set forth in Article IV of this Agreement are true and correct as of the date hereof and as of the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

NBS, Kaufman and LK (individually, a "Seller" and collectively, the "Sellers"), jointly and severally, hereby  represent and warrant to the Purchasers, jointly and severally, on the date hereof and on the Closing Date as follows:

4.1   Organization and Qualification

Each Seller that is an Entity (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation. NBS (a) has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) is duly qualified or licensed to do business and is In good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary except where the failure to so register would not have a  Business Material Adverse Effect.

4.2   Authorization and Validity of Agreement

Each of the Sellers has all requisite power and authority to enter into this Agreement and to perform its  obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of the Sellers of this Agreement and the consummation by each of the Sellers of the Transactions have been duly and validly authorized by all necessary actions on the part of the Sellers and/or its members. This Agreement has been duly executed and delivered by each of the Sellers, and is a legal, valid and binding obligation of each of the Sellers, enforceable against each of them in accordance with its terms, except (a) as limited by applicable  bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws.

4.3   Sole Owners

Kaufman and LK are the sole record and beneficial owners of NBS. Other than Purchasers and Sellers, there  are no other beneficiaries, third party or otherwise, to this Agreement or to the transactions described in this Agreement.

4.4   Financial Statements; Books and Records; Controls and Procedures

NBS has delivered to Fusion copies of the unaudited combined balance sheets of the Business (NBS and ISG) at December 31, 2009, December 31, 2010 and November 30, 2011, as well as the unaudited income statements  for the years ended December 31,2009 and 2010, and the period ended November 30, 2011 (collectively the ·unaudited Financial Statements ). The Unaudited Financial Statements have been prepared In accordance with past practices and GAAP, and such Unaudited Financial Statements are true, correct and complete, and present fairly and accurately the financial condition and position of NBS, ISG and the Business as of the dates indicated. NBS and ISG maintain books and records sufficient to permit the preparation of accurate and complete financial statements for NBS, ISG and the Business; and the Unaudited Financial Statements have  been prepared from the books and records of NBS, ISG and the Business. NBS and ISG maintain controls and procedures that are sufficient to enable accurate and complete financial statements to be prepared from such books and records. Sellers have no reason to believe that the Unaudited Financial Statements cannot be audited in accordance with GAAP and the rules and regulations of the SEC.

4.5   Absence of Undisclosed Liabilities

Except as set forth in Schedule 4.5 or (a) as reflected or reserved against In Unaudited Financial Statements  and (b) for liabilities and obligations incurred since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of business consistent with past practice, NBS has no  liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of NBS (or in the notes thereto) other than those which would not reasonably be expected to have, individually or in the aggregate, a Business Material  Adverse Effect. There is no existing condition, situation or set of circumstances (excluding possible changes in  the Tax laws of any jurisdiction) that could reasonably be expected to result in any such liability, other than liabilities fully and adequately reflected or reserved against on the Unaudited Financial Statements, or incurred since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of business consistent with past practice, which in the aggregate are not material to NBS or the Business.   For purposes of this Section 4.5, "material" shall mean any amount in excess of $10,000.

4.6    No Material Adverse Change

Since the date of the Unaudited Financial Statements, there have been no material changes in the assets, properties, business, operations, prospects or condition (financial or otherwise) of NBS or the Business that could reasonably be foreseen to have a Business Material Adverse Effect, nor do any of the Sellers know of any such change that is reasonably likely to occur, nor has there been any damage, destruction or loss materially and adversely affecting the assets, properties, business, operations, prospects or condition of NBS or the Business, whether or not covered by insurance.

4.7    Accounts and Notes Receivable

All accounts and notes receivable reflected in the Unaudited Financial Statements and all accounts receivable arising after the date of the most recent balance sheet included in the Unaudited Financial Statements  (collectively, the "Post Balance Sheet Accounts Receivable") have arisen In the ordinary course of business, represent valid and enforceable obligations due to NBS or the Business, and are not subject to any discount, set-off or counter-claim. All such Post Balance Sheet Accounts Receivable have been collected or, to the best  knowledge of Sellers, are fully collectible in the ordinary course of business in the aggregate recorded amounts thereof, except as reserved in the most recent balance sheet Included in the Unaudited Financial Statements.

4.8    Tax Matters

(a)    NBS has timely filed or caused to be filed (taking into account any extension of time within which to file) since its inception all material Tax Returns required to have been filed by it and all such Tax Returns are true, correct and complete. NBS has paid all Taxes that have or may have become due pursuant to those Tax Returns or otherwise or pursuant to any assessment received by NBS.

(b)    For federal and state Income tax purposes, NBS is an LLC which is treated as a partnership, and its income  or loss is included in the income tax returns of the Members, according to their respective interests. The United States federal and state income tax returns of the Members have never been audited by the IRS or relevant  state tax authorities, insofar as they include income or loss attributed to NBS, nor are they the subject of any pending audit.

(c)    All material amounts of Taxes that NBS is required by law to withhold or collect have been duly withheld   or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(d)    NBS has not been delinquent in the payment of any material Tax that has not been accrued for In the  Unaudited Financial Statements for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed, or assessed against NBS or the Business, nor has NBS executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e)    NBS has not incurred any liability for Taxes since the date of the most recent balance sheet included in the Unaudited Financial Statements other than in the ordinary course of business consistent with past practice.

(f)     NBS has not received written notice from any Governmental Entity that a deficiency, delinquency, claim, audit, suit, proceeding, request for information or investigation is now pending, outstanding or, to the knowledge of any Seller, threatened against or with respect to NBS, the Business or Taxes. There are no Liens for Taxes on any of the assets of NBS. Within the preceding four years, no claim has been made in writing by a Governmental Entity of a jurisdiction where NBS has not filed Tax Returns that NBS is or may be subject to taxation by that jurisdiction.

(g)    NBS (i) is not a party to or bound by any Tax allocation, indemnification, sharing or similar agreement or owes any amount under any such agreement or arrangement (excluding customary agreements to indemnify  lenders in respect of Taxes and customary indemnity provisions in agreements for the acquisition or divestiture of assets) or (ii) is or could be liable for any Tax of any person under Section 1.1502-6 of the Treasury  regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code") (or any similar provision of state, local or foreign Law) by virtue of membership in any affiliated, consolidated, combined or unitary group (other than a group the common parent of which was Parent), or as a transferee or successor, or by contract.

(h)    NBS (i) has not filed any extension of time within which to file any Tax Returns that have not been filed (except for extensions of time to file Tax Returns other than income Tax Returns or gross receipts Tax Returns, which extensions were obtained in the ordinary course), (ii) has not granted any power of attorney that is in force with respect to any matters relating to any Taxes, (iii) has not proposed to enter into an agreement   relating to Taxes with a Governmental Entity, which proposals pending or (iv) has not, since December 31, 2007, been issued any private letter ruling, technical advice memorandum or other similar agreement or ruling from a Governmental Entity with respect to Taxes.

4.9           No Approvals or Notices Required; No Conflict with Instruments

The execution, delivery and performance of this Agreement and the Transactions by any of the Sellers will not contravene or violate (a) any existing law, rule or regulation to which any of the Sellers are subject, (b) any judgment. order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to any of the Sellers, or (c) the Certificate of Organization or Bylaws of the Company; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which the Company is a party or by which the Company is otherwise bound. Except as set forth on Schedule 4.9, no authorization, approval or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in  connection with the execution, delivery and performance of this Agreement by any of the Sellers.

4.10          legal Proceedings

Except as set forth in Schedule 4.10, there is no (a) Legal Proceeding pending, or to the knowledge of any Seller threatened, against, involving or affecting any of the Sellers or any of their respective assets or rights; (b) judgment, decree, Injunction, rule, or order of any Governmental Entity applicable to the that has had or is  reasonably likely to have, either individually or in the aggregate, a Business Material Adverse Effect; (c) Legal Proceeding pending or threatened, against any of the Sellers that seeks to restrain, enjoin or delay the consummation of this Agreement or any of the other Transactions or that seeks damages in connection therewith; or (d) Injunction, of any type. For the avoidance of any doubt, Fusion, Newco and each of their respective shareholders, board of directors, officers, employees, agents or attorneys (each an “Indemnified Party"), are hereby indemnified by each of the Sellers from and against any and all claims, liabilities, obligations, costs and attorneys' fees and held harmless In the event of the inaccuracy of the representation and warranty contained In this Section. This provision is in addition to any other remedy available to Purchasers and shall survive Closing for a period of two (2) years.

4.11   licenses; Compliance with Regulatory Requirements.

(a)    NBS and the Business are and have been in compliance with, and not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws" and each, a  “Law"), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Within the past three years, NBS has not received any written notice or, to the knowledge of any Seller, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not  reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b)    Except as set forth on Schedule 4.11(b), NBS and the Business are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals,  clearances, permissions, qualifications and registrations and orders of any Governmental Entity, and all rights under any material contract with any Governmental Entity, necessary for NBS to own, lease and operate its properties and assets or to carry on its Business as it is now being conducted (the UNBS Permits"), except where the failure to have any NBS Permits would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. All NBS Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually  or in the aggregate, a Business Material Adverse Effect. NBS and the Business are in compliance in all respects with the terms and requirements of such NBS Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

4.12          Brokers or Finders

Other than Jerry Salvi, no agent. broker, investment banker, financial advisor or other entity is, will, or might be entitled, by reason of any agreement, act or statement by any of the Sellers, or any of their respective officers, employees, consultants or agents, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to Indemnification or contribution in connection with any of the Transactions, and each of the Sellers agrees to pay all financial advisory, broker's, finder's or similar fee or commission owed to Jerry Salvi upon Closing, and to indemnify and hold each of the Purchasers harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions, expenses or claims for indemnification or contribution asserted by any person or Entity on the basis of any act or statement made or alleged to have been made by any of the Sellers or any of their respective officers, employees, consultants or agents.

4.13         Employment Agreements

There are no written employment agreements covering any employee(s) of the Business.

4.14         Background of Kaufman

There are no civil, criminal, or regulatory infirmities or disqualifications in the backgrounds of Kaufman  and/or Russell Markman that would require public disclosure in Fusion's filings with, and in accordance with the rules and regulations of, the SEC applicable to public disclosure relating to officers and/or directors of public companies.

4.15         Leasehold Interests

(a)    NBS does not own any real property.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material   Adverse Effect, (i) each material lease and sublease (collectively, the "Company Real Property Leases") under which NBS or the Business uses or occupies or has the right to use or occupy any material real property (the "Company Leased Real Property") at which the material operations of NBS or the Business are conducted as of the date hereof, is valid, binding and in full force and effect, (ii) neither NBS nor the Business is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Leased Real Property that would reasonably be expected to materially and adversely affect the existing use of the Company Leased Real Property by the Company in the operation of its business in the ordinary course thereon and (iii) NBS has not received written notice of any uncured  default of a material nature on the part of NBS or the Business or, to the knowledge of Sellers, the landlord thereunder, with respect to any Company Real Property  lease, and to the knowledge of Sellers no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, NBS has a good and valid leasehold Interest, subject to the terms of the Company Real Property Leases, in each parcel of Company Leased Real Property, free and clear of all Liens, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not materially and adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof In the operation of its business in the ordinary course. As of the date hereof and the Closing Date, neither NBS nor the Business has received written notice of any pending, and, to the knowledge of the Sellers, there is no threatened, condemnation proceeding with respect to any Company Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

4.16         Title to Assets; Liens

Except as set forth on Schedule 4.16, NBS and/or ISG has good, valid and marketable title to the assets used in the Business, free and clear of all Liens. There are no developments, pending or threatened, affecting any of the assets of NBS that might materially detract from their value, materially Interfere with any present or intended use of such assets and/or impair the value of the Transactions to Purchasers.

4.17         Employees

Set forth on Schedule 4.17, as may be updated to and including the Closing Date, is a complete list of the employees of the Business. Except as set forth In Schedule 4.17, the Business is not delinquent In payments to  any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof, or for amounts reimbursable to such employees.

4.18         Membership Interests

NBS is authorized to Issue membership interests in the amount currently issued and outstanding. The issued and outstanding membership interests in NBS have been duly and validly authorized and issued and are fully paid and non-assessable and were not issued In violation of the preemptive or similar rights of any person. There are no options, warrants or other securities exercisable or convertible into membership interests of NBS and NBS has not entered into any agreement or understanding to do so.

4.19         Employee Benefit Plans

(a)    Schedule 4.19 lists all material compensation or employee benefit plans, programs, policies, agreements, arrangements, or other “employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA"), as well as all other arrangements not subject to ERISA, providing cash- or equity based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retention, change in control, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by NBS or the Business or are for the benefit of current or former employees or directors of NBS or the Business or any other entity which would be aggregated with the Company and treated as the same employer under Code Section 414(b) or (c) (an "ERISA Affiliate") (the “company  Benefit Plans") or under which NBS, the Business or any ERISA Affiliate may have liability.

(b)    Each Company Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. Each Company Benefit Plan intended to be "qualified• within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to its qualification or, if no such determination has been made, an application for such determination is pending with the Internal Revenue Service and, to the Company's knowledge, no event has occurred that would reasonably be expected to result in the disqualification of such Company Benefit Plan.

(c)    No Employee Plan constitutes (i) a “multiemployer plan," as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a “defined benefit plan,” as defined in Section 3(35), (iii) any other plan subject to Title IV of ERISA. No liability under Title IV of ERISA has been Incurred by NBS or the Business that has not been satisfied in full when due, and, to the knowledge of any of the Sellers, other than routine claims for benefits, no condition exists that could reasonably be expected to result in a material liability to NBS or the Business under Title IV of ERISA. Full payment has been made of all amounts which NBS, the Business or any ERISA  Affiliate is required to have paid as contributions to or benefits under any Company Benefit Plan as of the end of the most recent plan year thereof and there are no unfunded obligations under any Company Benefit Plan  that have not been disclosed in writing prior to the Closing. All contributions and contribution obligations have been reflected on the Unaudited Financial Statements.

(d)   Consummation of the Transactions will not (i) entitle any current or former employee, consultant, officer  or director of NBS or the Business to severance, retention or change in control pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or Increase the amount, of compensation due any such current or former employee, consultant, officer or director.

(e)    There are no material pending or, to the knowledge of any Seller, threatened claims against, by or on behalf  of, or any Liens filed against or with respect to, any of the Company Benefit Plans or otherwise involving any Company Benefit Plan.

(f)     Neither NBS nor the Business is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of (a) any "excess parachute payments" within the meaning of Section 280G of the Code, or (b) any amount that will not be fully deductible as a result of Section 162(m) (or any corresponding provision of state, local or foreign tax law).

(g)    No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured),  with respect to current or former employees or managers of NBS beyond their retirement or other termination of service, other than (I) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits  under any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of NBS or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(h)    Except as required by Section 4908B of the Code and Title I, Part 6 of ERISA, there is no liability in respect of or any obligation to provide post-retirement health and medical benefits for retired or former employees of NBS or the Business. After the performance of any or all Transactions, the Parent shall be responsible for providing continuation coverage required under Section 4980B of the Code and Title I, Part 6 of ERISA to all former employees of NBS or he Business who terminated employment on or before such date and to all persons who are considered "M&A qualified beneficiaries" as defined under Treas. Reg. Section 54.49808-9 in connection with this transaction.

(i)     Neither NBS, the Business nor any ERISA Affiliate has, since October 3, 2004, (I) granted to any Person an interest in a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)), which interest  has been or, upon lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the tax  imposed by Code Section 09A(a)(1XB) or (b)(4)(A), or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that would cause an Interest previously granted under such plan to become subject to the taxes imposed by Code Section 409A. Further, no Person had a legally binding right to an amount under a nonqualified deferred compensation plan of NBS, the Business or any ERISA Affiliate prior to January 1, 2005 that Is subject to a substantial risk of forfeiture or a requirement to perform future services after  December 31, 2004, which would subject such Person to the taxes imposed by Code Section 409A.

4.20         Employment and Labor Matters

(a)    As of the date of this Agreement: (i) neither NBS nor the Business is a party to or bound by any collective bargaining agreement, work rules or other agreement with any labor union, labor organization, employee association, or works council (each, a "Union") applicable to employees of NBS or the Business ("Company  Employees"), (ii) none of the Company Employees is represented by any Union with respect to his or her  employment with the Company other Business, (iii) to the Sellers' knowledge, within the past three years, no Union has attempted to organize employees at NBS or the Business or flied a petition with the National labor Relations Board seeking to be certified as the bargaining representative of any Company Employees, (iv)  within the past three years, there have been no actual or, to the Sellers' knowledge, threatened (A) work  stoppages, lock-outs or strikes, (B) slowdowns, boycotts, handbilling, picketing, walkouts, demonstrations,  leafleting, sit-Ins or sick-outs by Company Employees, causing significant disruption to the operations of a facility or (C) other form of Union disruption at NBS or the Business and (v) except as would not reasonably  be expected to have, individually or in the aggregate, a Business Material Adverse Effect, there is no unfair  labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of the Sellers, threatened with respect to Company Employees.

(b)    Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect: (i) NBS and the Business are, and within the past three years have been, in compliance with all applicable state, federal, and local laws respecting labor and employment, including all Laws relating to discrimination, disability, labor relations, unfair labor practices, hours of work, payment of wages, employee benefits, retirement benefits, compensation, immigration, workers' compensation, working conditions, occupational safety and health, family and medical leave, reductions in force, plant closings, notification of employees, and employee terminations and (ii) neither NBS nor the Business has any liabilities  under the Worker Adjustment and Retraining Notification Act (the "WARN  Act") or any state or local Laws  requiring notice with respect to such layoffs or terminations.

(c)    To the knowledge of the Sellers, in the past three years, (I) no Governmental Entity has threatened or initiated any material complaints, charges, lawsuits, grievances, claims, arbitrations, administrative proceedings or other proceeding(s) or investigation(s) with respect to NBS or the Business arising out of, in connection with, or otherwise relating to any Company Employees or any Laws governing labor or employment and (ii) no Governmental Entity has issued or, to the Sellers' knowledge, threatened to issue any significant citation,  order, judgment, fine or decree against NBS or the Business with respect to any Company Employees or any Laws governing labor or employment.

(d)    The execution of this Agreement and the consummation of the Transactions will not result in any material breach or violation of, or cause any payment to be made under, any collective bargaining agreement, employment agreement, consulting agreement or any other employment-related agreement to which the Company or the Business is a party.

4.21         Environmental Laws and Regulations

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect:

(i)     there is no pending or, to the knowledge of the Sellers, threatened in writing, claim, lawsuit, investigation or administrative proceeding against NBS or the Business, under or pursuant to any Environmental Law, and neither NBS nor the Business has received written notice from any person, including any Governmental Entity, (A) alleging that NBS or the Business has been or is in violation or potentially in violation of any applicable  Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved or (B) requesting information with respect to matters that could result In a claim of liability pursuant to applicable Environmental Law;

(ii)    NBS and the Business are and have been in compliance with all applicable Environmental Laws and with all permits, licenses and approvals required under Environmental Laws for the conduct of their business or the operation of their facilities;

(iii)   NBS and the Business have all permits, licenses and approvals required for the operation of the businesses  and the operation of their facilities pursuant to applicable Environmental Law, all such permits, licenses and  approvals are in effect and, to the knowledge of the Sellers, there is no actual or alleged proceeding to revoke, modify or terminate such permits, licenses and approvals;

(iv)  to the knowledge of the Sellers, there has been no release of Hazardous Materials at any real property  currently or formerly owned, leased or operated by NBS or the Business in concentrations or under conditions or circumstances that (A) would reasonably be expected to result in liability to the NBS or the Business under any Environmental Laws or (B) would require reporting, investigation, remediation or other corrective  or  response action by NBS or the Business under any Environmental Law and that has not otherwise been addressed through such reporting, investigation, remediation or other corrective or responsive action by NBS or the Business; and

(v)    Neither NBS nor the Business is party to any order, judgment or decree that imposes any obligations under  any Environmental Law and, to the knowledge of the Sellers, has not, either expressly or by operation of Law, undertaken any such obligations, including any obligation for corrective or remedial action, of any other person.

(b)    As used In this Agreement:

(i)     "Environment" means the indoor and outdoor environment, including any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, building, surface, plant or animal life and natural resources.

(ii)    "Environmental Law" means any Law or any binding agreement issued or entered by or with any Governmental Entity relating to; (A) the protection of the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (B) any exposure to or release or threatened release of any Hazardous Materials, including investigation. assessment, testing, monitoring, containment, removal, remediation and cleanup of any such release or threatened release; (C) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport or recycling of any Hazardous Materials and recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials; or (D) the presence of Hazardous Materials in any building, physical structure, product or fixture.

(iii)   “Hazardous  Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5,  or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, product or by-product thereof), petroleum, asbestos or  asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, Industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

4.22   Personal Property

Except as set forth on Schedule 4.22 and as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, NBS has good title to, or a valid and binding leasehold interest in, all the personal property owned or leased by it, free and clear of all Liens.

4.23   Insurance

Except for failures to maintain insurance that, individually or In the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect;

(a)    NBS maintains insurance coverage with reputable and financially sound insurers. or maintains self-insurance practices, in such amounts and covering such risks associated with the Business as are in accordance with customary industry practice for companies engaged in businesses similar to that of NBS and the Business; and

(b)    each of the insurance policies covering NBS and/or the Business (the "Insurance Policies") is in full force and effect, all premiums due thereon have been paid in full and NBS is in compliance in all material respect with the terms and conditions of such Insurance policies.

4.24   Intellectual Property

(a)    Schedule 4.24 contains a true and complete list, as of the date hereof, of all Intellectual Property rights to which NBS or the Business has an interest that are the subject of any issuance, registration, certificate, application or other filing by, to, or with any governmental Authority or authorized private registrar, including registered trademarks. registered copyrights. issued patents, domain  name registrations, and pending  applications for any of the property rights described in the first sentence of the following subsection ("Company Intellectual Property Rights"), and any material unregistered Company Intellectual Property Rights.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, NBS owns or has a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations therefor, trade secrets, know-how and computer software (collectively, "Intellectual Property Rights") used in connection with and reasonably   necessary for the Business as currently conducted. To the knowledge of the Sellers, neither NBS nor the  Business has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. To the knowledge of the Sellers, no third party is infringing, misappropriating or violating any Intellectual Property Rights owned or exclusively licensed by NBS or the Business.

4.25   Material Contracts

Except as set forth in Schedule 4.25, as of the date hereof and the Closing Date, neither NBS nor the Business is a party to or bound by any Contract that (i) is a material contract(as such term is defined in Item 601(bX10) of Regulation S-K promulgated by the SEC), (ii) would, after giving effect to the Transactions, limit or restrict NBS or the Business or any successor thereto, from engaging or competing in any line of business or in any geographic area that it currently engages in or that contains exclusivity or non-solicitation provisions with respect to customers, (iii) limits or otherwise restricts the ability of NBS to pay dividends or make distributions  to its stockholders or (iv) provides for the operation or management of any operating assets of NBS or the Business by any person other than NBS or ISG (except as contemplated by this Agreement). Each Contract of the type described in this Section 4.25, whether or not set forth on Schedule 4.25 is referred to herein as a  “Company Material Contract." In addition, any Contract that provides for the payment of $10,000 or more, over the term of the Contract, shall be considered a Company Material Contract. Each Company Material Contract is a valid and binding obligation of NBS or the Business enforceable against it and, to the knowledge of the Sellers, each other party thereto, in accordance with its terms (except that (i) such enforcement may be subject  to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and, is in full force and effect, and NBS has performed in all material respects all obligations required to be performed by it to the date hereof under each Company  Material Contract and, to the knowledge of the Sellers, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. None of the Sellers has knowledge of, or has received written notice of, any violation of or default under (or any condition which with the passage of time or the giving of written notice would cause such a violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually  or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

4.26         Provided Information

All written information concerning NBS and the Business that has been prepared by or on behalf of NBS and that has been or will be provided to Purchasers in connection with this Agreement or the Transactions, was or will be, at the time made available, correct in all material respects and did not, at the time made available, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made.

4.27         Accuracy of Disclosure

As of the date hereof and as of the date of Closing, the representations and warranties of each of the Sellers  herein, the Schedules hereto, all documents and other papers listed therein or required to be delivered pursuant to this Agreement, and all due diligence materials provided by or on behalf of any or all of the Sellers are and shall be true, complete, correct and authentic. No representation or warranty of any of the Sellers contained in this Agreement, and, no document furnished by or on behalf of any of the Sellers pursuant to this Agreement or in connection with the Transactions, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.

ARTICLE V
REPRESENTATIONS  AND WARRANTIES OF FUSION

Each of the Purchasers, jointly and severally, hereby represents and warrants to each of the Sellers as follows, it being understood that the representations and warranties of Newco refer to a corporation to be formed  and such representations and warranties will be true and accurate as of the Closing Date:

5.1           Organization and Qualification

Each of the Purchasers is a corporation duly Incorporated, validly existing and in good standing under the laws  of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to so register would not have a Fusion Material Adverse Effect.

5.2           Authorization and Validity of Agreement

Each of the Purchasers has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of the Purchasers of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of each of the Purchasers. This  Agreement has been duly executed and delivered by each of the Purchasers and is a legal, valid and binding obligation of each of the Purchasers enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws.

5.3           Brokers or Finders

No agent, broker, investment banker, financial advisor or other entity is or will be entitled, by reason of any agreement, act or statement by Purchasers or their respective officers, employees, consultants or agents, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the Transactions, and each of the Purchasers hereby indemnify and hold each of the Sellers harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions, expenses or claims for indemnification or contribution asserted by any entity on the basis of any act or statement made or alleged to have been made by the Purchasers or their respective officers, employees, consultants or agents.

5.4           No Approvals or Notices Required; No Conflict with Instruments

The execution, delivery and performance of this Agreement and the related agreements by each of the Purchasers will not contravene or violate (a) any existing law, rule or regulation to which either of them is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which Is applicable to either of  the Purchasers, or (c) the Certificate of Incorporation or Bylaws of either of the Purchasers; nor will such execution, delivery or performance violate, be In conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any mortgage, Indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which either of the Purchasers is a party or by which either of the Purchasers is otherwise bound. Except as set forth on Schedule 5.4, no authorization, approval or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by either of the Purchasers.

5.5            Legal Proceedings

Except as set forth in Schedule 5.5, there is no (a) Legal Proceeding pending or threatened, against, involving or affecting either of the Purchasers or any of their respective assets or rights; (b) judgment, decree, injunction, rule, or order of any Governmental Entity applicable to the that has had or is reasonably likely to have, either Individually or in the aggregate, a Fusion Material Adverse Effect; (c) legal Proceeding pending or threatened against either of the Purchasers that seeks to restrain, enjoin or delay the consummation of this Agreement or any of the other Transactions or that seeks damages in connection there with; or (d) injunction, of any type. For the avoidance of any doubt, each of the Sellers and each of their respective shareholders, board of directors, officers, employees, agents or attorneys (each an "Indemnified Party"), are hereby indemnified by each of the Purchasers from and against any and all claims, liabilities, obligations, costs and attorneys' fees and held harmless in the event a Legal Proceeding is pending or threatened against any Indemnified Party. This section shall survive Closing for a period of two (2) years.

5.6.           Fusion Stock

The Fusion Stock to be issued to the Members pursuant to the terms of this Agreement has been duly authorized, and when issued upon payment of the agreed upon consideration therefore, will be duly and validly issued, fully paid and non-assessable, and will not be issued in violation of the preemptive or similar rights of any stockholder.

5.7           SEC Filings

Fusion has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended  (the "Exchange Act"), and accordingly, files quarterly, annual and current reports and other information with the SEC under the Exchange Act (such reports and Information filed by Fusion with the EC for the preceding 12 months being hereinafter referred to as the "SEC Reports"). Copies of all information filed by Fusion with the SEC, including the SEC Reports, may be examined at the website of the SEC at www.sec.gov. Fusion has filed all reports required to be filed by it under the Exchange Act and the SEC Reports do not contain a misstatement of a material fact, omit to state a material fact or omit to state any fact necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

5.8           Accuracy of Disclosure

As of the date hereof and as of the date of Closing, the representations and warranties of each of the Purchasers herein, the Schedules hereto, all documents and other papers listed therein or required to be delivered pursuant to this Agreement, and all due diligence ma1erials provided by or on behalf of each of the Purchasers are and shall be true, complete, correct and authentic. No representation or warranty of Purchasers contained in this Agreement, and, no document furnished by or on behalf of either or both of them pursuant to this Agreement or in connection with the Transactions, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

6.1           Confidentiality

(a)    Unless otherwise agreed to in writing by the Party disclosing the same (a "Disclosing Party"), each party (a “Receiving Party”) will, and will cause its officers, directors, employees, and agents (collectively referred to as such party's "Representatives") to, (I) keep all Confidential Information (as defined below) of the disclosing  party in strict confidence and not disclose or reveal any such Confidential Information to any person or Entity other than those Representatives of the receiving party who are participating in effecting the Transactions or who otherwise need to know such Confidential Information, (ii) use such Confidential Information only in  connection with consummating the Transactions and enforcing the Receiving Party's rights hereunder, and (iii) not use Confidential Information in any manner detrimental to the Disclosing Party. In the event that a Receiving Party is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information of the Disclosing Party, the Receiving Party will provide the Disclosing  Party with prompt notice of such request(s) to enable the Disclosing Party to seek an appropriate protective order.

(b)    A Party's obligations hereunder will not apply with respect to Confidential Information that (i) is disclosed to a third party with the Disclosing Party's written approval, (ii) is required to be produced under order of a  court of competent jurisdiction or other similar requirements of a governmental agency, or (iii) is required to be disclosed by applicable law or regulation. If a receiving party uses a degree of care to prevent disclosure of the Confidential Information that is at least as great as the care it normally takes to preserve its own information of a similar nature, it will not be liable for any disclosure that occurs despite the exercise of that degree of care, and in no event will a Receiving Party be liable for any indirect, punitive, special or consequential damages. In the event this Agreement is terminated, each party will, if so requested by the other party, promptly return or destroy all of the Confidential Information of such other party, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in the possession of the receiving party or its Representatives.

(c)    For purposes of this Section 6.1, “confidential Information" of a party means all confidential or   proprietary information about such party that is furnished by it or its Representatives to the other party or the  other party's Representatives, regardless of the manner in which it is furnished. Confidential Information does not include, however, information which (i) has been or in the future is published or is now or in the future is otherwise in the public domain through no fault of the Receiving Party or its Representatives or is otherwise required to be disclosed by law; (ii) was available to the Receiving Party or its Representatives on a non-confidential basis prior to its disclosure by the Disclosing Party; (iii) becomes available to the Receiving Party or its Representatives on a non-confidential basis from a person or Entity other than the Disclosing Party  or its Representatives who is not otherwise bound by a confidentiality agreement with the Disclosing Party or its Representatives, or is not otherwise prohibited from transmitting the information to the Receiving Party or its Representatives, or (iv) is independently developed by the Receiving Party or its Representatives through persons who have not had, either directly or indirectly, access to or knowledge of such information. Nothing contained in this Section 6.1 shall be construed to limit a Receiving Party's right to independently develop or acquire products without use of the Disclosing Party's Confidential Information.

(d)   Except as contemplated herein, or as may be required by applicable law, no announcement or disclosure of this transaction, or matters related to this transaction, shall be made by either Party without the prior written approval of the other Party; provided, however, that nothing in the foregoing shall restrict Fusion from making such disclosures as it reasonably deems necessary to comply with its reporting obligations under the Exchange Act.

(e)    All prior agreements between the parties concerning or relating to non-disclosure, confidentiality, or non-solicitation, including but not limited to the Non-Disclosure Agreement previously signed by the Parties, shall remain in full force and effect.

6.2           Cooperation Pending Closing.

From the Effective Date of this Agreement through the Closing, and with a view towards consummation of the  Transactions and a smooth transition of managerial and supervisory functions following the Closing, Sellers  agree to (a) discuss with Purchasers material operational decisions relating to the Business, (b) consider the advice and recommendations of Purchasers with respect to those decisions, (c) allow Purchasers and their representatives access to the Business with a view towards familiarizing themselves with day-to-day operations, (d) maintain books and records of the Business in accordance with GAAP, (e) provide Purchasers with regular  financial statements and access to the books and records of the Business, and (f) provide Purchasers with operational and managerial reports  concerning  the Business as may reasonably be requested by Purchasers.

6.3           Operation of the Business

Notwithstanding the preceding Section 6.2, and except as provided otherwise herein, during the period between the Effective Date and Closing, or if applicable the termination of this Agreement as provided herein, NBS shall at a minimum continue to operate its Business in the ordinary course consistent with past practice and shall not, without the prior written consent of Purchasers:

(a)    Sell lease, assign, transfer or otherwise dispose of any of its material assets.

(b)    Make any material capital business expenditures.

(c)    Create, incur, assume or suffer to exist, any business related mortgage, pledge, lien, charge, security interest or encumbrance of any kind upon any of its property, assets, income, or profits, whether now owned or hereafter acquired.

(d)    Borrow funds.

(e)    Sell, assign, convey or transfer any assets material to NBS or the Business other than inventory or other assets held for resale in the ordinary course of business.

(f)     Issue, redeem. or repurchase any equity or debt securities.

(g)    Amend its Articles of Organization or Operating Agreement.

(h)    Enter into any agreement to do any of the foregoing.

(i)     Take any action that could reasonably be foreseen to diminish the value of the Business, or could result in a Business Material Adverse Effect.

6.4           Organizational Integration

Following the Effective Date and prior to Closing, the Parties shall work together in good faith to develop effective plans for the integration of the organizations of NBS, the Business, and Purchasers into a common organization (the "Integration Plan"), which Integration Plan shall not be implemented until Closing, unless  otherwise agreed to by the Parties. Furthermore, the Integration Plan shall be considered Confidential Information within the meaning of Section 6.1 above. Immediately after Closing, all personnel included in the Integration Plan shall become direct or indirect employees of Fusion, and shall thereafter be entitled to such compensation and benefits as are typically accorded to similarly situated employees of Fusion or as may otherwise be dictated by this Agreement Purchasers shall advise Sellers at least 30 days prior to Closing or any employee(s) of the Business who are not included in the Integration Plan and who, therefore, will not be retained following Closing. Nothing in the foregoing shall guarantee any employee of the Business continued employment following the Closing, and Purchasers reserve the right to make all decisions affecting personnel of the Business from and after the Closing.

6.5           Employment of Kaufman

At the Closing, Kaufman shall enter into an Employment Agreement in form and substance reasonably acceptable to Purchasers and Kaufman which Employment Agreement shall define the role and responsibilities of Kaufman and shall Include those terms of employment described on Schedule 6.5, and, to the extent not described on such schedule, compensation and benefits not to exceed Fusion's current compensation and benefits structure for its executive officers.

6.6           No Solicitation or Acceptance of Proposals

Commencing upon the Effective Date and continuing until the Closing of the transaction, none of the Sellers, including their respective directors, officers, employees, representatives, members, managers, or other agents, shall, directly or indirectly, enter into any discussion with, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal from any person or Entity other than Purchasers relating to the purchase or sale of the Business, the equity or assets of NBS or ISG and/or any interest therein (a "Proposal"). Each of the Sellers shall immediately cease and suspend any existing activities, discussions, or negotiations with any person or Entity (other than Purchasers) conducted heretofore with respect to any Proposal. Sellers shall immediately advise Fusion of the identity of any person or Entity who submits any Proposal or other communication regarding a Proposal, and provide Fusion with a copy of the submission.

6.7           Due Diligence

Closing of the transaction shall be subject to the satisfactory completion of due diligence by Purchasers. Purchasers shall commence its due diligence promptly following execution of this Agreement. Sellers shall provide Purchasers and their representatives with access to the facilities, management, books and records of NBS and the Business at all reasonable times upon reasonable notice; and Purchasers agree to conduct due diligence in such a manner as to cause as little interference with the operation of the Business as is practicable. In the event that Purchasers determine not to proceed with the Transactions, and therefore to terminate this Purchase Agreement based upon its due diligence review, Purchasers shall so notify Sellers within three (3) business days of any such determination, whereupon this Purchase Agreement shall cease to be of further force or effect except as hereinafter set forth. In the event Purchasers have not terminated this Agreement under this Section 6.7 prior to the later of April 30, 2012 or delivery of the Audit (as hereinafter defined) (such later date being referred to as the (“Outside Date"), Purchasers shall have no further right to terminate this Agreement under this Section 6.7; it being understood, however, that this provision shall not alter Purchaser's right to terminate this Agreement in the event of a Business Material Adverse Effect or otherwise under Section 9.1.

6.8           Audit of Books and Records

Closing of the Transactions shall be subject to the completion and delivery to Purchasers of an audit (the "Audit") of the financial statements of NBS, ISG and the Business, to the extent required by and under the applicable rules and regulations of the SEC (the "Audited Financial Statements"), by an audit firm acceptable to  Purchasers and their professional advisors, in their sole discretion. Sellers shall use their best efforts to reasonably cooperate with its audit firm and Purchasers in the conduct of the Audit. The Parties agree to use their best efforts to cause the Audit to be completed on or before April 30, 2012, subject to an automatic extension to May 31, 2012, if necessary (as may be further extended by mutual consent of the Parties, the "Audit Due Date"). Purchasers may terminate this Agreement within ten (10) business days following receipt of the Audited Financial Statements in the event that (a) the Audited Financial Statements are determined by Fusion's auditors not to be in compliance with GAAP and/or the rules and regulations of the SEC applicable to Fusion, (b) the filing of such Audited Financial Statements with the SEC could cause Fusion to be out of compliance with its obligations under Federal securities laws and/or (c) the financial condition and results of operations reported in the Audited Financial Statements are materially and adversely different from the  financial condition or results of operations reported in the Unaudited Financial Statements. The Parties' obligations to pay the fees and expenses of the Audit are set forth in Section 10.2 below.

6.9           Regulatory Approvals

Closing of the Transactions shall be subject to the Parties obtaining all required regulatory approvals to enable Purchasers to own and operate the Business post-Closing. The Parties shall cooperate and work together to obtain such regulatory approvals and to transfer all transferable licenses to Fusion and/or Newco or their affiliates, as appropriate. Each Party shall comply with all reasonable requests of the other Party that are necessary to obtain such regulatory approvals and/or to transfer licenses. The Parties' obligations to pay the fees and expenses of the regulatory approvals process are set forth in Section 10.2 below.

6.10          Third-Party Consents

Closing of the Transactions shall be subject to the Parties' obtaining all required approvals for the assignment to Newco and/or Fusion, as necessary, of agreements, contracts, commitments, leases, licenses, permits, or other authorizations that may not be assigned without the consent of a third party (“Third Party Consents"). Each Party shall comply with all reasonable requests of the other Party, which are necessary to obtain such Third-Party Consents.

6.11          Commercially Reasonable Efforts

Each Party shall use its respective commercially reasonable efforts to satisfy all conditions necessary for the completion of due diligence, the completion of the Audit, the obtaining of the regulatory approvals, the obtaining of third-party consents, satisfaction of all condition precedents to Closing, and the Closing of the Transactions.

6.12          Further Assurances

Each of the Sellers, from time to time after the Closing, at Purchasers' request, shall execute, acknowledge and deliver to Purchasers such other instruments of conveyance and transfer, and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchasers may reasonably request in order to vest more effectively in Purchasers, or to put Purchasers more fully in possession of the Interests and the Business.

6.13          No Solicitation of Employees or Agents

Commencing on the Effective Date and continuing until the Closing or, in the event the contemplated transaction is not closed, one (1) year following termination of this Agreement, no Party to this Agreement shall, directly or indirectly, solicit or advise an employee or agent of the other Party to terminate his employment or agency with the other Party, or solicit or employ said employee or agent to work in any capacity for that Party.

6.14          Obligations Post Closing

(a)    For three (3) years following Closing, none of the Sellers, including any of their respective directors, officers, employees and agents, will, directly or indirectly, on behalf of any other person or Entity, in any way or in any other capacity, solicit any customer of NBS, ISG or the Business, including without limitation calling  upon any such customer for the purpose of soliciting or providing to such customer any products or services  which are the same as or similar to those provided or intended to be provided by Fusion or its affiliates.

(b)   As partial consideration for payment of the Purchase Price hereunder and as a material inducement to Purchasers to consummate the Transactions, on or before the Closing, Kaufman agrees to enter into a restrictive covenant agreement with Purchasers on terms that are mutually agreeable to Purchasers and Kaufman providing  that, for a period of three (3) years from Closing, he (i) will not engage in or conduct. directly or indirectly, in any capacity, any business activities that compete with the business of Fusion or its affiliates within those states in which the Business is conducted or in which Fusion or its affiliates currently or In the future have customers; and will not, directly or indirectly, deliver service in any such state; and (ii) will not solicit employees or agents of NBS, ISG, the Business or Fusion to leave the service of NBS, ISG, the Business or Fusion, as the case may be; and (iii) will not solicit customers of NBS, ISG, the Business or Fusion to divert their business away from, or to reduce their level of business with, NBS, ISG, the Business or Fusion.

6.15          Financing

The Parties understand and acknowledge that Purchasers' consummation of the Transactions is subject to and dependent upon its ability to secure adequate financing to pay the Purchase Price under this Agreement and the ISG Asset Purchase Agreement, and provide for reasonable working capital needs following the Closing, as  determined by Purchasers, through debt and/or equity financing ("Necessary  Funding"). Accordingly,   Closing of the Transactions shall, at all times, be contingent upon Purchasers securing Necessary Funding; provided, however, that in the event Purchasers have not secured commitments for Necessary Funding prior to the expiration of 60 days following the Audit Due Date, any Party may terminate this Agreement.

6.16          Registration of Fusion Stock

Fusion hereby agrees that, in the event it files a registration statement under the Securities Act (other than on Form S-4, S-8 or any successor form) whereby it seeks to register shares of its common stock on behalf of one or more third parties, for resale, Fusion will include such of the Fusion Stock as Sellers request for registration  in such registration  tatement; provided, however, (a) the number of shares of Fusion Stock to be registered shall be subject to cutback to the extent required by the SEC or a placement agent, (b) the costs and expenses of such registration shall be borne by Fusion to the same extent as Fusion bears the costs an, expenses of registration on behalf of other selling shareholders, (c) Fusion shall have the right to withdraw any registration statement referred to in this Section in its sole discretion, (d) the registration rights provided herein shall not apply to the extent that the Fusion Stock to be registered may be resold without registration and without legend in accordance with the applicable requirements of the SEC, and (e) Sellers' entitlement to the registration rights set forth in this Section shall be subject to Sellers providing such Information as may reasonably be requested by Fusion to enable Fusion to comply with its regulatory obligations in connection with the registration for resale of the Fusion Stock.

  ARTICLE VII
INDEMNIFICATION

7.1            Indemnification by Sellers

(a)    From and after the Closing, each of the Sellers, jointly and severally, shall defend, reimburse, indemnify and hold harmless each of the Purchasers and its shareholders, directors, officers, employees and agents, (each such person being referred to as a (“seller Indemnified Party") against and in respect of;

(i)     Any and all liabilities and obligations of any nature whatsoever, relating to NBS and/or the Business that accrue prior to the Closing and are not assumed by Purchasers in accordance with the terms of this Agreement.

(ii)   Any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Seller Indemnified Party, including but not limited to claims made by any regulatory agency (each a "Proceeding"), to the extent that any such Proceeding pertains to any occurrence, action, inaction or transaction occurring prior to the Closing Date.

(iii)  Any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Seller Indemnified Party that result from, relate to or arise out or (A) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of any of the Sellers under this Agreement or from any misrepresentation in or omission from any certificate, response to due diligence, schedule, statement, document or instrument furnished by any of the Sellers pursuant hereto or in connection with the negotiation, execution or performance of this Agreement or (B) the information set forth on Schedule 4.11(b) to the extent that such information pertains to any occurrence, action, inaction or transaction occurring prior to the Closing Date.

(iv)  Any claim by any former officer, employee, or creditor of the Business that pertains to any occurrence, action, inaction or transaction occurring prior to the Closing Date.

(v)   Any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 7.1.

(vi)  Any and an matters for which indemnification Is to be provided by ISG or any other "Seller" under the ISG Purchase Agreement.

(b)    Notice must be given within a reasonable time after discovery of any fact or circumstance on which a  Seller Indemnified Party could claim indemnification ("Claim" or "Claims"). The notice shall describe the nature of the Claim, if the Claim is determinable, the amount of the Claim, or if not determinable, an estimate of the amount of the Claim. Each Seller Indemnified Party agrees to use its reasonable best efforts to minimize the amount of the loss or injury for which it is entitled to indemnification. The Sellers shall at all times have the primary obligation of defending any Claim and shall pay all costs and attorneys' fees associated therewith whether or not the action is brought directly against a Seller Indemnified Party. The Seller Indemnified Party shall have the right to select counsel to defend the Claim; provided that the identity of such counsel is acceptable to Sellers and Sellers do not unreasonably withhold their consent to such selection. Notwithstanding the foregoing, each Seller Indemnified Party shall be entitled, at its cost and expense, to have counsel of its own choosing assume the defense of such Claim against it.

(c)    No Claim for which Indemnification is asserted shall be settled or compromised without the written consent of the Seller Indemnified Party, and such consent shall not be unreasonably withheld.

(d)    A Claim shall be deemed finally resolved in the event a matter is submitted to a court, upon the entry of judgment by a court of final authority.

7.2            Payment of Indemnification Obligation

Each of the Sellers, jointly and severally, agree to pay promptly to any Seller Indemnified Party, the amount of all damages, losses, deficiencies, liabilities, costs, expenses, claims and other obligations to which the foregoing indemnities relate, including reasonable attorneys' fees. Purchasers may setoff any of Sellers' indemnification obligations under this Agreement from any portion of the Purchase Price (not including the Members' Note) following a favorable final resolution per the dispute resolution procedure described in Section 7.1(d) and the terms of the escrow Hold Back described in Section 2.3. Notwithstanding the foregoing, Sellers shall not be obligated to pay indemnification to Purchasers under this Section until such time as the aggregate amount due hereunder and under Section 7.2 of the ISG Purchase Agreement is at least $100,000.00 (the "Basket"), whereupon the entire amount of indemnification, without regard for the Basket, shall be due and payable. The Sellers' indemnification obligations under this Agreement are not limited by the amount of the escrow Hold Back described in Section 2.4, above.

7.3            Other Rights and Remedies Not Affected

The indemnification rights of each Seller Indemnified Party under this Article VII are independent of and in addition to such rights and remedies as Fusion, Newco and the Seller Indemnified Party may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

7.4            Survival

Notwithstanding any right of any Party to investigate fully the affairs of the other Party, Purchasers have the right to rely fully upon the representations, warranties, covenants and agreements of Sellers in this Agreement or in any Schedule, Exhibit, certificate or financial statement delivered pursuant hereto, except to the extent  that Purchasers have actual knowledge to the contrary. All such representations, warranties, covenants and agreements by Sellers shall survive the execution and delivery hereof and the Closing hereunder and the Seller Indemnified Party shall be indemnified in accordance with this Article VII or other express provisions in this Agreement, and, except as otherwise specifically provided in this Agreement, the obligations shall thereafter terminate and expire at the end of the second (2"d) full year after the Closing Date unless a claim has been asserted prior to that date.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

The respective obligations of Purchasers (see Section 8.1) and Sellers (see Section 8.2) to consummate the Transactions are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

8.1           Conditions Precedent to the Obligations of Purchasers

The obligation of Purchasers to consummate the Transactions is subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Purchasers in writing:

(a)    The representations and warranties of each of the Members and Sellers contained in Sections 3 and 4 shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date. Each other representation and warranty of the Members and Sellers  contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date.

(b)    Each of the Sellers shall have performed In all material respects all obligations and agreements, and  complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by each of them prior to or on the Closing Date.

(c)    Sellers shall have delivered to Fusion (i) a certificate, dated the Closing Date, signed on behalf of NBS by the Chief Executive Officer, and by each of the other Sellers by a duly authorized person, certifying as to the fulfillment of the conditions specified in Section 8.1, (ii) a certificate of the Manager(s) of NBS, dated the Closing Date, certifying as to (A) the good standing of NBS (with good standing certificate attached), (B) due  authorization of this Agreement and the Transactions (with resolutions attached), and (C) true and correct attached copies of the Articles of Organization and Operating Agreement of NBS, and (iii) a certificate of the Manager of NBS certifying, among other things the incumbency of all officers of NBS and Sellers and NBS and Sellers having  authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and the Transactions.

(d)    All Third Party Consents required under all Company Material Contracts or otherwise hereunder are obtained and copies thereof delivered to Purchasers.

(e)    Except as set forth on Schedule 8.1(e), on or before the Closing, Sellers shall have obtained a release and discharge of any and all liens (including Tax  Liens), security interests, restrictions, defects and encumbrances  which affect NBS or the Business, and shall provide Fusion with all UCC-3 forms where applicable.

(f)    There shall not have been any material statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity, and there shall be no action, suit or proceeding pending or threatened, which. in Fusion's reasonable judgment (I) makes or may make this Agreement or any of the Transactions illegal, or imposes or may impose material damages or penalties in connection therewith; (ii) otherwise prohibits or unreasonably delays, or may prohibit or unreasonably delay Transactions; or (iii) increases in any material respect the liabilities or obligations of Purchasers arising out of this Agreement, or any of the Transactions.

(g)    Purchasers shall have made binding arrangements to complete its acquisition of the assets of ISG pursuant to the ISG Purchase Agreement, contemporaneous with the Closing of the Transactions.

(h)    Purchasers shall not have terminated this Agreement under Section 6.7, above, based upon their due diligence review.

(i)     No party shall have terminated this Agreement under Section 6.15, above, due to the inability to secure Necessary Funding.

(j)     Kaufman shall have entered Into the Employment Agreement contemplated by Section 6.5 above.

(k)    Purchasers shall not have terminated this Agreement under Section 6.8, above, due to the Audit.

(l)     Kaufman shall have executed and delivered the restrictive covenant agreement contemplated by Section 6.14.

(m)   To the  extent it is reasonably determined by Fusion to be legally required, Kaufman shall have delivered to Fusion a spousal consent to the Transactions sufficient to comply with the laws of the State of New Jersey.

(n)    There shall be no Excluded Liabilities which NBS, the Business or Purchasers remain liable to pay after the Closing.

(o)    All consents to contracts required in connection with the consummation of the Transactions shall have been received and delivered to Fusion.

(p)    Since the date hereof, nothing shall have occurred, and Purchasers shall not have become aware of any circumstance, change or event having occurred prior to such date, which individually or in the aggregate. has had or, in the reasonable judgment of Purchasers, could be expected to have, a Business Material Adverse Effect or a Material Adverse Affect on (i) the Transactions or Purchaser's liabilities or obligations with respect to such Transactions; or (ii) the business or prospects of NBS, the Business or Fusion (including any potential change or event disclosed on any Schedule which, subsequent to the date hereof, actually occurs).

(q)    All approvals and consents by any Governmental Entity required in connection with the consummation of the Transactions shall have been obtained and shall be in full force and effect and delivered to Purchasers; all filings with any Governmental Entity, as are required in connection with the consummation of such transactions, shall have been made; and all waiting periods, if any, applicable to the consummation of such transactions imposed by any Governmental Entity shall have expired.

(r)    All actions, proceedings, instruments and documents required to carry out the Transactions or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Purchasers, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as such counsel shall have reasonably requested.

8.2           Conditions Precedent to the Obligations of Sellers

The obligations of each of the Sellers to consummate the Transactions are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by each of the Sellers:

(a)    The representations and warranties of Purchasers contained herein shall be true and correct In all respects as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date.  Each other representation and warranty of Purchasers contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date.

(b)    Each of the Purchasers shall have performed in all material respects all of their respective obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by Purchasers prior to or on the Closing Date.

(c)    Each of the Purchasers shall have delivered to Sellers a certificate, dated the Closing Date, signed on behalf of its Chief Executive Officer certifying as to the fulfillment of the conditions specified in this Section 8.2, including, among other things, the incumbency of each officer of Fusion and Newco having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and the Transactions.

(d)    All actions, proceedings, instruments and documents required to carry out the Transactions or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Sellers, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as such counsel shall have reasonably requested.

(e)    There shall not have been any material statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed appreciable by any foreign or United States federal, state or local Governmental Entity, and there shall be no action, suit or proceeding pending or threatened, which, in Sellers' reasonable judgment (i) makes or may make this Agreement or any of the Transactions illegal, or imposes or may impose material damages or penalties in connection therewith; (ii) otherwise prohibits or unreasonably delays, or may prohibit or unreasonably delay Transactions; or (iii) increases in any material respect the liabilities or obligations of Sellers arising out of this Agreement, or any of the Transactions.

(f)     Since the date hereof, nothing shall have occurred, and Sellers shall not have become aware of any circumstance, change or event having occurred prior to such date, which individually or in the aggregate, has had or, in the reasonable judgment of Sellers, could be expected to have, a Fusion Material Adverse Effect or a  Material Adverse Affect on the Transactions or Seller's liabilities or obligations with respect to such Transactions.

ARTICLE IX
TERMINATION

9.1            Termination by Purchasers

In the event any of the conditions contained in Section 8.1 are not fully and completely satisfied as of the Closing Date, and the conditions shall not have been expressly waived in writing by Purchasers, this Agreement shall terminate upon notice by Purchasers to Sellers. In addition, Purchasers shall have the right to terminate this Agreement as provided in Sections 6.7, 6.8 and 6.15, above.

9.2            Termination by Sellers

In the event any of the conditions contained in Section 8.2 are not fully and completely satisfied as of the Closing Date, and the conditions shall not have been expressly waived in writing by Sellers, this Agreement shall terminate upon notice by Sellers to Purchasers. In addition, Sellers shall have the right to terminate this Agreement (a) In the event of termination of the ISG Purchase Agreement and/or (b) as provided in Section 6.15, above.

9.3            Effect of Termination

In the event of termination of this Agreement pursuant to this Article 9, this Agreement, except as to the provisions of this Agreement which shall expressly survive any termination, shall become void and of no effect with no liability on the part of any party hereto; provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement, including, without limitation, a Party's refusal to consummate the Transactions without legal justification. Notwithstanding the foregoing, In the event that all of the conditions precedent set forth in Section 8.1 have been satisfied or waived by the Purchasers and this Agreement has not otherwise been terminated in accordance with its terms, and Purchasers refuse or otherwise fail to purchase the Interests and otherwise consummate the Transactions, without legal justification, Fusion shall issue to the Members, as their respective interests may appear, as liquidated damages, Fusion Stock having an aggregate market value of $500,000. The number of shares of Fusion Stock shall be calculated and paid based upon the average closing price of the shares of Fusion Stock for fifteen (15) trading days immediately preceding the date the last condition precedent to be satisfied under Section 8.1 has been satisfied or waived.

ARTICLE X
MISCELLANEOUS

10.1          No Waiver, Survival of Representations, Warranties, Covenants and Agreements

The respective representations and warranties of the Parties contained herein, or in any schedule or certificate or other instrument delivered pursuant hereto prior to or at the Closing, shall not be deemed waived or otherwise affected by any investigation made by any Party hereto or any knowledge of any Party for whose benefit such representations and warranties are made. The respective covenants and agreements of the Parties contained herein which are to be performed after the Closing shall survive the Closing Date and shall only terminate in accordance their respective terms.

10.2          Expenses

Each of the Parties shall bear its own costs and expenses associated with its completion of due diligence and the other activities contemplated by this Purchase Agreement; provided, however, that (a) Fusion and Sellers shall equally split and pay the expenses associated with the  Audit, unless the Audit cannot be completed or the  Audit Indicates that the  financial condition of the Company is materially different from that represented by Sellers, in which case the expenses of the Audit shall be paid entirely by Sellers; and (b) Fusion shall pay all costs associated with obtaining the regulatory approvals contemplated by Section 6.9 above. Except as aforesaid, expenses of NBS or the Business incurred as a part of this transaction shall not be considered incurred in the normal course of business and shall be discharged at or prior to Closing or shall cause a corresponding adjustment to the Purchase Price.

10.3          Remedy

Sellers acknowledge that the Business is unique and the Purchasers would experience significant difficulty in identifying and acquiring a similar business which to acquire. Accordingly, in addition to any other remedy available to Purchasers, each of the Sellers agrees that Purchasers may invoke any equitable remedy to enforce performance hereunder, including, without limitation, the remedy of specific performance.

10.4          Notices

(a)    All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be In writing and shall be deemed to have been duly given if delivered personally (by courier service or otherwise), or mailed (certified or registered mail with postage prepaid  and return receipt requested), or  sent by  confirmed facsimile, as follows:

Notice to Purchasers:	Fusion Telecommunications International, Inc. Attn.: President 420 Lexington Avenue, Suite 1718 New York, NY 10170 Facsimile No.: (212) 972-7884

Notice to NBS:	Network Business Systems, LLC Attn.: Jon Kaufman 155 Willowbrook Boulevard, 2nd Floor Wayne, NJ 07470 Facsimile No.:(973) 638-2199

Notice to Sellers (other than NBS):	Jonathan Kaufman 155 Willowbrook Boulevard, 2nd Floor Wayne, NJ 07470 Facsimile No.: (973) 638-2199

(b)    Notwithstanding the foregoing, notices to Sellers and Purchasers may be contained in a single notice to all of them, respectively.

(c)    Any such notice shall be deemed to have been given (i) upon actual delivery, if delivered by hand; (ii) on the following business day, if delivered by same-day or overnight courier service; (iii) on the third (3rd) business  day following the mailing of such notice by certified or registered mail; and (iv) upon sending such notice, if  sent via facsimile with transmission receipt confirmation.

10.5          Entire Agreement

This Agreement (including the Schedules and Exhibits and other documents referred to herein) constitutes the entire agreement between the parties with regard to the subject matter hereof, and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

10.6          Assignment; Binding Effect; Benefit

Neither this Agreement nor any of the rights, benefits, or obligations hereunder may be assigned by any Party  (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

10.7          Amendment

This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the Parties hereto.

10.8          Headings

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9          Counterparts; Facsimile/Email Signatures

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original. and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed and delivered by facsimile or email signature.

10.10        Governing Law and Venue

To the extent that the General Corporation Law of the State of Delaware (the “DGCL") purports to apply to this Agreement, the DGCL shall apply. In all other cases, this Agreement and any and all matters arising directly  or indirectly herefrom shall be governed by and construed and enforced in accordance with the Internal laws of the State of New York applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof. For all matters arising directly or indirectly from this Agreement ("Agreement Matters"), each of the parties hereto hereby (a) irrevocably consents and submits to the sole exclusive jurisdiction of the United States District Court for the Southern District of New York and any state court in the State of New York that Is located in New York County (and of the appropriate appellate courts from any of the foregoing) in connection with any legal action, lawsuit, arbitration, mediation, or other legal or quasi legal proceeding (“Proceeding") directly or indirectly arising out of or relating to any Agreement Matter; provided that a party to this Agreement shall be entitled to enforce an order or judgment of any such court in any United States or foreign court having jurisdiction over the other party, (b) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an Inconvenient forum, (c) waives, to the fullest extent permitted by law, any Immunity from jurisdiction of any such court or from any legal process therein, (d) irrevocably waives, to the fullest extent permitted by Jaw, any right to a trial by jury in connection with a Proceeding, (e) agrees not to commence any Proceeding other than in such courts, and (f) agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided for the giving of notice as set forth in herein.

10.11       Joint Participation In Drafting this Agreement

The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel or one party and that each party has had the benefit of its independent legal counsel's advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

10.12        Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

10.13        Enforcement

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement initially in accordance with the provisions of Section 10.10 above, but to the extent that the courts of exclusive jurisdiction cannot issue an effective order of injunction or specific enforcement. then in any court of competent jurisdiction. The provisions of this Section shall be in addition to any other remedy to which they are entitled at law or in equity.

10.14        Attorneys' Fees and Costs

Unless expressly set forth in the Agreement, if any action or other proceeding is brought for the enforcement  or interpretation of this Agreement, or because of any alleged dispute, breach or default in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding (including, without limitation, reasonable  attorneys' fees and costs incurred in all appellate proceedings), in addition to any other relief to which it may be entitled.

10.15        Delays and Omissions

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon  any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore  or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective  only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.16        Securities Legends

FOR RESIDENTS OF ALL STATES:  THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY   STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE  REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS  PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE  THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR  AN INDEFINITE PERIOD OF TIME.

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER   REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THIS  TERM SHEET. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

10.17        Representation by Counsel

Each Party represents and warrants to the other that it has consulted with and has been represented by the attorney and accountant of its choosing with reference to this Agreement and the transactions contemplated herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SCHEDULE A

MEMBERSHIP INTERESTS

Name and Address of Member	Percentage Ownership of Interests
Jon Kaufman	15%
LK Trust	85%
TOTAL	100%

Schedule 2.3(b)

Co-Lo facilities Space Agreements:
Telx- 60 Hudson NY, NY; 56 Marietta, Atlanta, GA; 36 NE 2"d St., Miami, FL
Zayo- 165 Halsey St, Newark, NJ
Tishman Realty- 165 Halsey St, Newark, NJ
Verizon - Little Ferry Central Office

All costs and agreements covering all voice and data services and circuits supporting the Business

All Governmental and quasi-governmental reporting and remittance requirements related to the operations of the business and the authorities listed in schedule 2.8(e) below.

Non-Standard  Customer Contracts:
MST Acquisition Group LLC (wholesale agreement)

Supplier List (each supplier may have multiple accounts):

Abovenet	Global Crossing	PCCW Global Limited
Appletree	GTT	Reliance
Alpheus	Hibernia Atlantic	Sidera
ATL Communications	Host.net	Syniverse
AT&T	Hurricane	Tel-X
Atantic Metro	Hutchison Global Communication	Time Warner
Bandcon	iNetworks	Transbeam
Bearhill	lnternap	Verizon
Bell Canada	lntrado / E911	Verizon Core
Broadview	lpnetzone	Verizon DSL
Centurylink	level 3	Verizon MCI International
Cooperative	Megapath	Verizon Business
Comcast	Metcom Network Services	Wave 2 Wave
Earthlink	Metro Optical	Windstream
FiberTech	New England Fiber Inc	Windstream
FPL Fibernet	Nitel	XO Communications
Frontier	Paetec	Zayo Bandwith
	Neustar	Zayo Colocation

Agent Agreements:

3D COMMUNICATIONS	FAHEEM BILAL	QUICKCONNECT.COM
3D MANAGEMENT	FICOTEL CORPORATION	QUOTE COLO
3ACOMM	FIVE RIVERS IT INC.	R & L SERVICE CONSULTANTS
4 CCORE	FLAT RATE TELEPHONE	R PULLMAN DBA TELEDYNAMICS
A PLUS TELECOM CORPORATION	FLAVINE IT SYS/DON’T WORRY INC	RADIUS NETWORKS, LLC
A.S.K. TECHNOLOGIES	FRANCIS J. LANZEITA	RAM COMMUNICATIONS
ABADI GAP VOICE SERV LTD	FRONTDESK, INC.	RAMESYS
ACCESS COMMUNICATIONS INC	FUNDS 2 SHARE	RAY
ACCESS IT, LLC	G. WAGNER DBA DISCOVERY COMM.	RAYMOND LALLKISSOON

ACCESS MARKETING & DATA INC.	GAIN COMMUNICATIONS, INC	RELIABLE COMMUNICATIONS, LLC
ADAM FARCIANO	GARY J BERENFELD	RESOURCE C.DM MUNICATIONS, INC
ADVANCED TECHNOLOGY CONSULTING	GENESIS NETWORKS INC	RETTRE ON SPENDING INC
ADVANCED TELCO SERVICES, INC	GLOBAL INTEGRATED SOURCE, LLC	RICHARD HELMS
ADVANCED WIRELESS COMM.	GLOBALNET COMMUNICATIONS, INC	RICHARD J. ROONEY
AL PREZIOSA	G-ONE, INC.	RICHARD L ADAMS
ALAN FISHBEIN	GOTHAM TELECOM	RIVERBEND MANAGEMENT
ALL BUSINESS SOLUTIONS	GRACE LEVIN	ROBERT A LEHTINEN
ALL CLEAR COMMUNICATIONS	GRAVITY SYSTEMS INC	ROBERT C. OPPERMAN, JR.
ALLCONNEX	GREGG PERSKY	ROBERT KOSCULSZKA
ALLIANEX, LLC	GROVER C AMIE	ROBERT A. SIEFERT
ALLIEO COMMUNICATIONS	GRYPHONE TELECOM CONSULTANTS	ROBERT ZAVIS
ALPHA OMEGA TELECOM. INC.	HIDALGO COMMUNICATIONS -NJ LLC	RONALD ADAMS
AMERICAN BUSINESS COMM., INC	HILLTOP TECHNOLGIES, LLC	ROSE MARIE BUZAKO
AMES, INC	HORIZON TELECOMMUNICATIONS INC	ROY M. BUHR DBA MCC SERVICES
AMPOL HOLDINGS, INC	HOSPITALITY TELECOM, INC	RTNS INC.
ANCHOR CONSULTING	IAT, UC DBA ONETEL	RUMSON MEDIA CORP/RUMSON VIDEO
ANDOVER SOLUTIONS LLC	ICCS & CO. LLC	RWR TELECOM
ANDRES COLLAZOS	IFL INTERNATIONAL, INC	RYAN SARNATARO
ANJ COMMUNICATIONS	INDUSTRIAL PRODUCTS AND SVCS	S/CM VOIP, LLC
ANTHONY LOCARAO	INFOHIGHWAY	SANBAR CONSULTING INC
ANTHONY MELANCOM	INNOVATIVE COMMUNICATIONS, INC	SANZ PROFESSIONAL GROUP, INC,
ARTHUR LITTMAN	INNOVATIVE MARKETING, INC	SAVANT
ASHER FORST	INNOVATIVE TELECOM SOLUTIONS	SAVANT SOLUTIONS
ASSOC NTWK MGMT & AFFILLIATES	INTEGRATED MINDS LLC	SCHAFER MANAGEMENT
ATAC	INTEGRATED TELECOMMUNICATIONS	SECURE PATH NETWORKS
ATC VOICE/DATA, INC.	INTELECOM, INC	SELECT COMMUNICATIONS
ATEL COMMUNICATIONS	INTELENETCOMMUNICATIONS INC	SHANNON C KEENE
AUDIO GRAPHIC SERVICES	INTELISYS COMMUNICATIONS, INC	SHIRLEY D CABSLDO
AVC CONSULTING	INTERNET AREA NETWORK, INC	SIGNAL ACCESS INTERNATIONAL
BAR ONE TELCOMM CORP	INTERNET GLOBAL CORPORATION	SILENT PARTNER TELECOM, INC
BAROAN TECHNOLOGIES	INTERNET RETIREMENT ALLIANCE	SIRCDIAN NETWORKS
BARRY BELLIN (IN-HOUSE REP)	ISG METRO	SKYBUSINESS INC.
BENJAMIN TURNER	1SPBX	SLS TELECOMMUNICATIONS, LLC
BERGEN BUSINESS TELEPHONE	ITC- INDEPENDENT TELEPHONE CON	SMARTEL CORPORATION
BIARS DAVIS AND ASSOCIATES	ITD SOLUTIONS	SMART-GUYS.COM, LLC
BILL SCHMALL (IN HOUSE REP)	J & R TELECOMMUNICATIONS INC	SOLOMON'S WITT
BISPAY INC	J FALLON INC	SOLVEFORCE.COM
BITCOM, LLC	JACKIE GALVAN (IN-HOUSE REP)	SPECIALIZED FINANCIAL SVCS INC
BIZUNK, INC	JACKSTER PROPERTIES, LLC	STACFY FURAMA
BOBY’S & ASSOCIATES	JAMES J. COLEMAN	STANLEY DZIEOZIC
BP INNOVATIONS INC	JAMES TWAY	STEALING CAPITAL
BAET A. COOKSEY	JAYSON PFEFFER	STEW PRICE
BRET A. COOKSEY	JEFFREY A. KNIGHT	STEVENS COMMUNICIATONS
BRIDGE COMMUNICATIONS CORP	JERAY COLATRELLA(IN-HOUSE REP)	STEWKRELL TRAD. (REFERRAL REP)
BRIDGEVINE, INC	JIM TEL LLC.	STRAJTSHOT
BUSINESS BUILDERS, INC	JIM CONSULTING INC	STRATEGIC ADVISORS GROUP LTD
BUSINES5 MANAGEMENT SOLUTIONS	JNP CONSULTANTS	STRATEGIC PRODUCTS & SERVICES
BUSINESS SOLUTIONS ENTERPRISES	JOEL LEVINE	STREAMLINE TELECOM LLC
CALVIN O TONONI	JOE'S SHOW	SUPPLY CONNECTION INC

CAMPUS TELEVIDEO	JOHN F MCDEVITT	SYNERGY TELECOMMUNITIONS INC
CARBON TECH	JOHN GIAMBALVO	TALK TIME INC
CAROLINA TEL, INC	JOHN MAUCHLY	TARIFF MANAGEMENT CONSULTANTS
CCG	JOHN RUIZ	TATOH COMMUNICATION NETWORKS
CDS	JOHN THORN	TAURAX SYSTEM & SERVICES
CELERITY WIRELESS INC	JOHN W. MAJOR	TC MARKETING CORPORATION
CELLULAR INTERACTIVE	JOHN YACHNUR III	TECH SERVANT INC
CGA BENEFITS, INC	JON ESKIN	TECHNICAL INTEGRATION SERVICES
CHARLES E DEMARCO	JOSEPH ROMEO DBA RAZY DAYZ IND	TEL-AFFINITY CORP
CHEM INTERNATIONAL INC	JUAN DAVID RENAO	TELARUS INC
CHERYL REICHICK	KENNETH JURCICH	TELCOMAVEN CONSULTING L.P.
CHOICE COMMUNICATIONS	KIDS SAFETY NETWORK	TELCORP INTERNATIONAL
CITY YEAR SAN JOSE/SILICON VAL	KRISTI POPE MEDICAL FUND	TELECOM BROKERAGE HOUSE LLC
CLEAR TELECOMMUNICATIONS INC	KSN MASTER AGENT	TELECOM BROKERS - USA
CLOUD-COM ENVISION, LLC	L.B. CONSULTING	TELECOM BUYER
CMS	LANCASTER COMMUNICATIONS GROUP	TELECOM CONSULTANTS LLC
CNN CAPITAL VENTURES CORP.	LAIRY SHAW / LD RESELLER	TELECOM DATA SERVICE
COLOCATION AMERICA INC	LCA & ASSOCIATES	TELECOM MARKETING, INC
COMM. BUSINESS SERVICES, INC	LEANN A PHENNICIE	TELECOM SOLUTIONS MANAGEMENT
COMMON SENSE TECHNOLOGIES LLC	LEF BRADFORD	TELE-CONSULT ASSOCIATES
COMMUNICATION NETWORK SOLUTION	LEWIS KRONGOLD	TELEDOMANI INC
COMPLETELY WIRED, LLC	LIVE CIRCUIT LLC	TELEGRATION, INC
COMPUHELP, INC	LOCATION DEVELOPMENT LLC	TELEMETRICS COMMUNICATIONS INC
COMPUTEL COMMUNICATIONS SYSTEM	LOGICVIEW CORPORATION	TELE-NET TECHNOLOGIES CORP
COMPUTAS INC	LOS ALTOS NETWORK	TELEPHONE SAVINGS CLUB OF AMER
COMSERV	LOUIS AMSTERDAM	TELEPHONE SYSTEM BROKERS
CONNECT 2 BENEFIT LLC	LYNDA WOLF	TELEPHONE TECHNOLOGIES LLC
CONSULTEDGE, INC	MAC CONSULTING GROUP DBA SAC	TELEPOWER CORPORATION
CONTACT COMMUNICATIONS	MALIBU COMMUNICATIONS	TELESOURCE CONSULTING, LLC
CONTINUITY PLUS COMMUNICATIONS	MANAGED CONCEPTS, LLC	TELEVERGR INC
CONVERGED ACCESS LLC	MARC REINSTEIN	TEL-MEDIA
CONVERGED NETWORK SERVICES GRP	MARIA MATTENA	TELSPAN INTERNATIONAL LTD
CORNERSTONE CHAPEL	MARK S. VALDEZ	THE ACTEVA GROUP, INC
CORP. COMMUNICATION CONCEPTS	MARKET DIRECT LLC	THE FORCE DISTRIBUTOR
CORPORATE COMM, SEVICES	MATT HUSSEN	THE GUJNZBURG CORPORATION
CORPORATE QUARTERMASTER INC	MAXIMILLAN ENTERPRISES INC	THE REAL PSYCHIC FRIENDS NTWK
CORPORATELL, INC	METRO OPTICAL	THE ROCKLAND GROUP
COTEL VOICE & DATA INC.	MICROCORP	THE TPM GROUP - CONSULTEDGE
CPA DIRECTORY COM	MIDNIGHT STORM PROMOTIONS	THREE X ENTERPRISES
CRC	MILLENNIUM TELEPHONE INC.	TIM PUCILOWSKI
CREATIVE TELECOMMUNICATIONS	MPD TELESOLUTIONS INC.	TIM WRIGHT
CREDENTIAL, INC.	MST	TOM HERRINGTON
CROSS STAR NETWORK SOLUTIONS	MURRAY BARTON	TOTAL CARRIER SOLUTIONS, INC
CROSSNET COMMUNICATIONS	NASTO LTD INC/KENNON WORLDWIDE	TOTALCOM SOLUTIONS, LLC
CSN 47, LLC	NATIONAL CANCER CENTER	TOWER COMMUNICATIONS
CULLMAN MARKETING SERVICES	NATIONAL COMM RESOURCE	TPAN-TEST POSITIVE AWARE NTWK
CULLMAN MKTG SERVICES - WOOTEN	NATIONAL TEL PLANS, INC.	TRANQUILITY NETWORKS, LLC
CURTIS B. WAITE	NATIONWIDE COMMUNICATIONS, INC.	TRAVELLERS UTILITY SUPPLY INC.
D & M ENTERPRISE	NAT'L ALL. TO END HOMELESSNESS	TRI STATE VOICE & DATA LLC.

D BOBET/THE LONG DISTANCE CO.	NAT'L PROCESSING SYSTEMS, INC	T-SAP, LLC
DANICK AND ASSC (IN-HOUSE REP)	NAVISINK PARTNERS LLC	TSS - ERS, LLC
DANIEL CONNDR	NAZAREND A. SESTOSO VII	U.S TELEBROKERS
DANIEL S. PAROINE	NCS INC.	UNITED CEREBRAL PASLY ASSOC.
DART COMPUTER SERVICES	NIC GROUP, INC	UNITED TELECOM
DATA VOICE EXCHANGE, INC.	NICE TOUCH	UPTIME MATTERS, LLC
DAVID EROR	NICHOLAS CUCINELLO	US FEDERATION OF SM BUS, INC
DEAN BUSINESS SYSTEMS LLC	NICK CONUEY	US TEL, INC.
DELATUSH SYSTEMS INC	NORMAN H. PETTERSEN	US TELECOM GROUP
DENIS CRONKRIGHT	NORMAN MOON	US TELEMANAGEMENT
DEP CEIL COMMUNICATIONS	NORTH AMERICAN SM BUS GRP, INC	USB COMMUNICATIONS LLC
DIGITAL DIVERSITY INC	NUI TELECOM INC DBA TELCORP	USE NEXT AZ DEALER
DIGITAL SERVICES	OCG TELECOM	UTS - UTILITY TELCOM SOLUTIONS
DISCOUNT TELEPHONE SERVICES	ONE CONNECT, INC.	VALUE TELECOM
DISTINCTIVE VOICE & DATA	ONE SOURCE SOLUTIONS	VALUUNS, LLC
DJU TECHNOLOGIES	OPEN VOICE & DATA, INC	VANISHED CHILDREN'S ALLIANCE
DO NOT USE	OPERATION OUTLOOK	VENTURE GROUP ENTERPRISES
DONALD NICELES TCRC	P.C. OUTLET	VEROLYNN WOODS HYMW & ASSOC, INC
DON'T WORRY INC.	PAMELA S. HOWER	VETT DATA (METRO NORTH)
DOUG IMC CREEDY	PATRICIA ANDERSON	VICTOR PIZZOLATO
DOVE COMMUNICATIONS	PATRICIA GEORGE	VIKING COMMUNICATIONS COMPANY
DP SCIENCES	PATRICK MC GUGAN	VINCENT CHRISTEL
DRAGON ENTERPRISES, INC	PATRICK VANDERBERG	VISICORE
DSW	PAULIN COMMUNICATIONS CORP	WAVE 2 WAVE COMMUNICATIONS, INC
OVI SOLUTIONS, INC	PEGASUS OFFICE SERVICES	WEBSTAR TECHNOLOGY RESOURCES
E.TAUB DBA THE LONG DIST CO	PEGGY ECHEL BARGER	WELLSPRING CONSULTING GRP, LLC
EASY ACCESS COMMUNICATION CORP	PHONE DATA CONNECT	WESTPORT CORPORATION
ECHO POINT SYSTEMS, LLC	PHONE TECH COMMUNICATIONS, INC.	WILLIAM DELLER
EDIGITAL	PIC 2	WILLIAM M HEIMANN
EDWARD W HETTRICR	PLANIT BUSINESS SOLUTIONS, LLC	WINTEL
ENTERPRISE NTWK SOLUTIONS LLC	POLISH TELEVISION CHICAGO	WMN, INC.
EXCELERANT, INC.	PRECISION COMMUNICATIONS INC.	WYSE COMMUNICATIONS
EXPENSE MANAGEMENT, INC.	PREFERRED TECHNOLOGY PARTNERS	YOUR CHATHAM OFFICE
EXPENSE REDUCTION SPECIALISTS	PRESIDIO NETWORKED SOLUTIONS	YOUTH ALERT, INC.
EXPERT SERVICE PROVIDERS LLC	PROGRESSIVE COMM, MGMT, INC	ZELDA TEL COM
EXPRESS COMMUNICATIONS	QOS TELECOM, LLC

Schedule 2.3(c)

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Schedule  2.5(c)

Account Number	Name	MRC	Commission %	Monthly Commission	Advance Amount
9941-37903	Windjammer	$22,000.00	10%	$2,200.00	$26,400.00
9941-39418	Windjammer	$20,915.00	15%	$3,137.25	$37,647.00
9941-38266	Windjammer	$22,000.00	10%	$2,200.00	$26,400.00
9941-37902	Windjammer	$16,070.40	10%	$1,607.04	$19,284.48
9941-39666	Windjammer	$5,995.00	15%	$899.25	$10,791.00
9941·39725	ccs	$11,995.00	15%	$1,799.25	$21,591.00
9941-39624	MDU	$13,695.00	15%	$2,054.25	$42,302.00
9941-39624	MDU	$3,000.00	15%	$450.00	$10,800.00
9941-39922	Revel	$12,150.00	15%	$1,822.50	$21,870.00
9941-39922	Revel	$8,575.00	15%	$1,286.25	$15,425.00
9941-39922	Revel	$3,000.00	15%	$450.00	$5,400.00
9941-40100	Wallace Automot1ve	$300.00	14%	$42.00	$504.00
9941·40118	Protective Products	$144.00	10%	$14.40	$172.80
9941-40157	Great Healthworks	$920.00	15%	$1l8.00	$1,656 00
9941·40254	Procacc1	$303.00	10%	$30.30	$363.60
9941-40254	Procaccl	$287.00	15%	$43.05	$516.60
9941-40215	Ammunition Art	$12.00	15%	$1.80	$21.60
9941-39922	Revel	TBD	15%		TBD
9941-40118	ProtectiVe Products	TBO	15%		TBD
9941-39130	Escape Media	$74,000.00	10%	$7,400.00	$21,200.00

				Total Advance
				paid	$263,345.08

Schedule 2.5(d)

A settlement dated November 7, 2011 between NBS and the Lyndhurst Board of Education providing for the payment of $200,000.00 to NBS in two payments. The first payment was received in November of 2011. The second and final payment is due to paid on or before November 30, 2012. The current amount due under the settlement agreement is $100,000.00

Schedule 2.8(a)

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Schedule 2.8(b)

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Schedule 2.8(c)

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Schedule 2.8(d)

None that are not otherwise detailed on another schedule contained herein

Schedule 2.8(e)

Federal lnterexchange authority
USF collections and remittance authority
PUC or equivalent Intrastate LD resale authority in 48 continental US States
Facilities based CLEC authority in NY and NJ
Non-Facilities based CLEC authority in: CA,CT, FL, GA, MA, MD, OH, PA, TX, VA
Verizon interconnection agreements in NJ and NY
Authority to do business and collect sales tax in 48 continental US States

Schedule 2.8(f)

NBS in-house programs  including:
CT, DID tracking, Equipment Tracking, NBS Facilities Manger, Sales Assistant, Winquote, Cater, TOPS
NBS V.o.I.C.E platform

Schedule 2.8(h)

See Schedule 2.3(b)

Schedule 2.8(i)

See Schedule 2.3(b)

Schedule 2.8(j)

See Schedule 2.3(b)

Schedule 4.5

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Schedule 4.9

The approval of such state and federal telecommunications regulatory authorities as may be required to permit the change in ownership of NBS.

Schedule 4.10

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Schedule 4.11(b)

NBS has the following number of TDM local circuits installed in the following states without having CLEC authority

AL	3
AZ	4
CO	6
DC	4
IL	7
IN	4
KY	2
MN	4
MO	4
MS	2
NC	9
NE	1
NH	4
NV	2
OK	3
SC	1
TN	4
UT	3
VT	1
WA	1
WI	2

Schedule 4.16

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Schedule 4.17

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Schedule 4.19

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Schedule 4.22

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Schedule 4.24

The domains: NBSvoice.com,  thevoicemanager.com, NBSvoicemanager.com

Schedule 4.25

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Schedule 5.4

No Approvals or Notices Required;No Conflict with Instruments

The approval of such state and federal telecommunications regulatory authorities as may be required to permit the change in ownership of NBS.

Schedule 5.5

legal Proceedings

Scott Needleman,Dorit z. Needleman,and Efralm Wasserman v.Chalm Tornhefm,Christos  Valkanos, YisraelM.Tornheim,NathanielTurbiner,Raylto,Inc.,Vossi Alaev,and Fusion Telecommunications International,Inc.

New York State Court, County of Kings (Index No.24255/09)

On June 14, 2010, three individuals filed an action against a former customer of Fusion and other associated persons,and against Fusion. The plaintiffs alleged that the non-Fusion defendants accepted funds from the plaintiffs for investment in real estate,but subsequently used some or all of those funds for other purposes. The plaintiffs  further alleged that the non-Fusion defendants made certain payments to Fusion and they seek repayment of those sums in the amount of $237,913 plus interest. Fusion believes that the plaintiffs' claims are without merit as the bank account information provided by the plaintiffs themselves shows that the majority of the funds allegedly paid to Fusion were actually paid to other non-affiliated  entities. Moreover, those funds that were received by Fusion were payment for specific telecommunications equipment and services purchased by the non-Fusion defendants,and Fusion had no knowledge of any alleged misuse of funds by the non-Fusion defendants.

Schedule 6.5

Employment of Kaufman

Base Compensation:	$200,000 per year,payable in regular semi-monthly installments according to the Company's normal payroll practices.

Incentive Compensation:	Eligible for such annual incentive compensation payments as may be awarded by the Compensation Committee and/or the Board of Directors to the executive management of the Company, based upon the achievement of Company performance objectives.

Employee Stock Options:	Eligible for such stock option awards as may be made from time to time by the Compensation Committee and/or the Board of Directors,based on performance.

Employee Beneflts:	Eligible for the basic benefits provided to all Company employees, including medical coverage,dental coverage, life insurance, 401K plan, etc. Also eligible each year for eight scheduled holidays, three floating holidays, three personal days, and for vacation based upon the Company's published vacation policy.

Expense Reimbursement:	Eligible for reimbursement of all approved business related expenses, including required business travel, entertainment, vehicle mileage, cell phone expense, etc.

Employment Conditions:	Employment is subject to the completion of a background check and the execution of Fusion's employee confidentiality agreement.

Schedule 8.1(e)

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